NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 22, 2014
Time:	3:00 p.m., Eastern Time
Place:	Best Western Premier Central Hotel & Conference Center 800 East Park Drive Harrisburg, PA 17111

TO OUR SHAREHOLDERS:

The 2014 Annual Meeting of Shareholders of Metro Bancorp, Inc. will be held at the Best Western Premier Central Hotel & Conference Center, 800 East Park Drive, Harrisburg, PA 17111 on May 22, 2014 at 3:00 p.m., for the purpose of considering and voting upon the following matters:

1.	Election of Directors. The election of nine (9) directors to serve until the 2015 Annual Meeting.

2.	Say-On-Pay Proposal. An advisory vote to approve the compensation of the named executive officers.

3.	Ratification of the Appointment of BDO USA, LLP as Metro's independent registered public accounting firm for the fiscal year ending December 31, 2014.

4.	Other Business. Any other business properly brought before the shareholders at the meeting.

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) in person. Whether or not you expect to attend the Annual Meeting, you may submit your proxy using the Internet, using a toll-free telephone number or by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. This proxy will not be used if you are present at the meeting and desire to vote in person.

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 31, 2014 (the “Record Date”).

Your vote at the Annual Meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS,
Peter J. Ressler
Corporate Secretary
Harrisburg, Pennsylvania
April 24, 2014

METRO BANCORP, INC.

PROXY STATEMENT
Dated to be mailed on or about April 24, 2014

GENERAL INFORMATION

This Proxy Statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Metro Bancorp, Inc. (“Metro”). The management of Metro and Metro Bank (the “Bank”) prepared this Proxy Statement for the Board of Directors. We first mailed this Proxy Statement and the enclosed proxy card to shareholders on or about April 24, 2014. If you hold your Metro shares in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you and tell you how to provide it with voting instructions for your Metro shares.

It is very important that you provide your bank or brokerage firm with voting instructions. Banks and brokerage firms are prevented from voting on most matters without voting instructions from the beneficial owner of stock.

We have paid the costs of preparing, printing and mailing the proxy and all related materials. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred to forward our proxy materials to beneficial owners of our stock, upon request of such record holders. In addition to sending you these materials, some of our directors, officers or employees may contact you, without additional compensation, by telephone, by mail or in person for the purpose of soliciting proxies or votes.

Our executive offices are located at 3801 Paxton Street, Harrisburg, PA, 17111 and our telephone number is 888-937-0004. Our mailing address is P.O. Box 4999, Harrisburg, PA 17111.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 22, 2014:

This Proxy Statement and our 2013 Annual Report are available on the Internet at:
http://www.cfpproxy.com/5290

This material is also available on the Bank's website in the Investor Relations section at www.mymetrobank.com. You may access the material by choosing the “Investor Relations” button at the top of the page, and then selecting “Annual Reports” or “SEC Filings” from the items listed.

Attending Our Annual Meeting
All holders of our common stock as of the record date, including registered shareholders and shareholders who hold their shares through banks, brokers, or other nominees, are invited to attend our Annual Meeting. If you plan to attend our Annual Meeting in person and are a registered shareholder, you will need to present an acceptable form of identification and the admission ticket that was included in your packet of materials in order to be admitted to the meeting. If you hold your shares in street name through a bank, broker, or other nominee you will need to bring proof of ownership, such as a recent brokerage account statement or a letter from your bank or broker confirming your ownership of Metro shares as of the record date to be admitted to our Annual Meeting. Failure to bring such documents may delay your entry into or prevent you from being admitted to our Annual Meeting.
Everyone attending the meeting agrees to abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda and distributed or reviewed at the meeting.
In order to hold our Annual Meeting, a quorum representing holders of a majority of the voting power of our common stock must be present in person or represented by proxy. We intend to count as present, shares that are present in person but not voting and shares for which we have received proxies, but for which holders have abstained. Shares represented by proxies returned by a bank, broker or other nominee holding the shares in nominee or street name will be counted as present for determining whether a quorum is present, even if the bank, broker or other nominee is not entitled to vote the shares on all matters where discretionary voting by the bank, broker or other nominee is not allowed as noted above.
VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares at the close of business on March 31, 2014 (the “Record Date”). A total of 14,166,960 shares of common stock were outstanding on the Record Date and can vote at the Annual Meeting. You are entitled to cast one vote for each share of common stock you own. The enclosed proxy card shows the number of shares you can vote.

As of the Record Date, there were 40,000 shares of Series A Non-Cumulative Preferred Stock ("Preferred Stock") outstanding. Holders of Preferred Stock cannot vote at the Annual Meeting.

How do I vote by proxy?

Please follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to our Transfer Agent in the enclosed prepaid envelope or you may vote using the Internet or the toll-free telephone number as provided on the enclosed proxy card. The proxy holders named on the proxy card will vote your shares as you instruct.

What happens if I sign and return the proxy card without specifying a vote?

If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote (1) for the election of each of the nine director nominees; (2) for the say-on-pay proposal; and (3) for ratification of the appointment of BDO USA, LLP as Metro's independent registered public accounting firm. If other matters are properly brought before the shareholders at the Annual Meeting, the proxy holders will exercise their judgment and vote as they determine is in the best interests of Metro and its shareholders.

What vote is required?

The holders of a majority of the aggregate outstanding shares of Metro common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Pursuant to the Pennsylvania Business Corporation Law, directors will be elected by a plurality of the votes cast at a meeting at which a quorum is present. Accordingly, the nine candidates receiving the highest number of votes cast at the Annual Meeting shall be elected to the Board of Directors. A majority of the shares present and having voting power at a meeting at which a quorum is present is required in order to approve any other matter submitted to a vote of the shareholders, except in the case where the vote of a greater number of shares is required by law or under the Articles of Incorporation or Bylaws. The other matters being submitted to the shareholders at the Annual Meeting (approval of the say-on-pay proposal and ratification of the appointment of the registered public accounting firm) require the approval of a majority of the shares present and having voting power.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining whether there is a quorum, but will not be counted or voted in favor of the election of directors or on any of the other matters that will be brought before the Annual Meeting. Under Pennsylvania law, an abstention is not a vote. The applicable stock exchange of which most brokers are members does not permit such brokers to vote on any of the matters being presented at the Annual Meeting except for the question of the ratification of Metro's independent registered public accounting firm, if the broker has not been provided with voting instructions. As a general matter, a broker is not permitted to vote on behalf of a shareholder in an election for directors or on matters relating to executive compensation unless the broker has received timely voting instructions from the shareholder. Consequently, if you hold shares with a broker, and you fail to provide your broker with voting instructions, he or she will be permitted to vote your shares only on ratification of the appointment of Metro's independent registered public accounting firm. When a broker votes a client's shares on some but not all of the proposals at a meeting, the omitted votes are referred to as “broker non-votes”.

What if other matters come up at the Annual Meeting?

The matters described in this Proxy Statement are the only matters we know which will be voted on at the Annual Meeting. If you return your proxy card or vote by telephone or over the Internet and other matters are properly presented at the Annual Meeting, the proxy holders named on the enclosed proxy card will exercise their judgment to vote your shares in a manner that they deem to be in the best interests of Metro and its shareholders.

How are votes counted?

Our judges of election will count all votes, which are cast in person or by proxy at the Annual Meeting. Voting is an important right of shareholders. Your vote at the Annual Meeting is very important to us. If you abstain or otherwise fail to cast a vote on any matter, the abstention or failure is not a vote and will not be counted. Broker non-votes (shares of common stock held in record name by your broker or nominee and are not voted because (1) you have not provided voting instructions, (2) the broker or nominee does not have discretion to vote on your behalf or (3) the broker or nominee has indicated on the proxy that it does not have authority to vote on such matters) will also not be counted as votes cast. Your broker or nominee may not exercise discretion and vote shares held of record for the election of directors when you have not provided voting instructions.

Can I change my vote after I return my proxy card or vote by telephone or the Internet?

Yes. At any time before the vote on a proposal, you can change your vote either by:

•	giving Metro's Corporate Secretary a written notice revoking your proxy;

•	signing, dating and returning to us a new proxy; or

•	voting again by telephone or Internet.

We will honor the proxy card or the telephone or Internet vote with the latest date. Please note that telephone and internet votes must be cast prior to 3:00 a.m., May 22, 2014.

Can I vote in person at the Annual Meeting?
Yes, however we encourage you to complete and return the proxy card or vote using the Internet or the toll-free telephone number to ensure that your vote is counted. You may attend the Annual Meeting and vote in person whether or not you have previously voted by proxy. Your vote in person will automatically revoke a previously submitted vote by proxy.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL SHAREHOLDERS

The following table sets forth certain information, as of March 31, 2014, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and by our directors and executive officers as a group. In addition, the table includes information with respect to other persons known to us to own or who may be deemed to own more than five percent of our common stock as of March 31, 2014.

The address for each director and named executive officer is c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned	1	Percent of Outstanding Common Stock Beneficially Owned	1
Directors

James R. Adair	48,159	2	*
John J. Cardello, CPA	41,143	3	*
Douglas S. Gelder	158,936	4	1.12%
Alan R. Hassman	201,167	5	1.42%
J. Rodney Messick	5,850	6	*
Howell C. Mette, Esquire	153,253	3	1.08%
Gary L. Nalbandian	544,283	7	3.78%
Michael A. Serluco	196,010	3	1.38%
Samir J. Srouji, M.D.	177,209	8	1.25%

Named Executive Officers Who are not Directors

Mark A. Zody, CPA	153,455	9	1.08%
Percival B. Moser, III	17,329	10	*
James R. Ridd	59,491	11	*
Adam L. Metz	15,725	12	*
All Directors and Executive Officers
of Metro, as a group (14 Persons)	1,775,054	13	11.99%

Other Five Percent Beneficial Shareholders

Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210	1,373,174	14	9.69%

Basswood Capital Management, LLC
645 Madison Avenue, 10th Floor
New York, NY 10022	1,218,447	15	8.60%

Dimensional Fund Advisors LP
6300 Bee Cave Road, Palisades West, Bldg One
Austin, TX 78746	1,200,921	16	8.48%

BlackRock, Inc.
40 East 52nd Street
New York, NY 10022	953,246	17	6.73%

PL Capital, LLC
67 Park Place East, Suite 675
Morristown, NJ 07960	742,841	18	5.24%

* less than 1%

[1]
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or contract within 60 days after March 31, 2014. Shares subject to outstanding stock options or contract, which an individual has the right to acquire within 60 days after March 31, 2014, are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class of stock owned by such individual or any group including such individual only. Beneficial ownership may be disclaimed as to certain of the securities.

[2]	Includes 836 shares owned by Mr. Adair's wife and 33,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[3]	Includes 33,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[4]
Includes 33,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans. As of the record date, Mr. Gelder had pledged 115,323 shares of Metro common stock in connection with real estate and business loans with the Bank.

[5]
Includes 55,358 shares owned by Mr. Hassman's wife and 33,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans. As of the record date, Mr. Hassman had pledged 33,594 shares of Metro common stock in connection with business loans with the Bank. Mr. Hassman's wife had pledged 55,358 shares of Metro common stock in connection with loans with the Bank.

[6]	Includes 1,250 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2011 Directors Stock Option Plan.

[7]
Includes 113,128 shares held by Mr. Nalbandian's individually directed participant account in the NAI/CIR Profit Sharing Trust with respect to which Mr. Nalbandian has sole voting power and 6,624 shares held in trust by Mr. Nalbandian for the benefit of Mr. Nalbandian's child and grandchild. Also includes 243,248 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[8]
Includes 58,559 shares owned by Dr. Srouji's wife, 1,162 shares owned jointly by Dr. Srouji and his wife and 29,436 shares held by Dr. Srouji's self-directed participant account in the Plastic Surgery P.C. Profit Sharing Plan. Also includes 33,225 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2001 and 2011 Directors Stock Option Plans.

[9]
Includes 48,937 shares owned jointly by Mr. Zody and his wife. Also includes 101,998 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[10]	Includes 13,000 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 2006 Employee Stock Option Plan.

[11]	Includes 28,575 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[12]	Includes 13,975 shares of Metro common stock issuable upon the exercise of stock options granted under Metro's 1996 and 2006 Employee Stock Option Plans.

[13]
Includes an aggregate of 637,171 shares of Metro common stock issuable to the directors and executive officers of Metro under Metro's 2001 and 2011 Director Stock Option Plans and Metro's 1996 and 2006 Employee Stock Option Plans.

[14]
Based on information in a Schedule 13G/A filed on February 14, 2014, as of December 31, 2013,Wellington Management Company, LLP, on behalf of its client accounts, held 1,373,174 shares over which it had shared voting and dispositive power.

[15]
Based on information in a Schedule 13G filed on February 12, 2014, as of December 31, 2013, Basswood Capital Management, LLC on behalf of its client accounts, held 1,218,447 shares over which it had shared voting and dispositive power.

[16]
Based on information in a Schedule 13G/A filed on February 10, 2014, as of December 31, 2013, Dimensional Fund Advisors, LP on behalf of its client accounts, held 1,175,251 shares over which it had sole voting and and 1,200,921 shares which it had sole dispositive power.

[17]
Based on information in a Schedule 13G/A filed on January 30, 2014, as of December 31, 2013, BlackRock, Inc., on behalf of its client accounts, held 924,258 shares over which it had sole voting power and 953,246 shares which it had sole power to dispose.

[18]
Based on information in a Schedule 13D filed on March 24, 2014, as of March 17, 2014, PL Capital, LLC, on behalf of its client accounts, held 742,841 shares over which it had shared voting and dispositive power.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and persons who own more than 10% of our common stock must file reports with the SEC indicating the number of shares of Metro's common stock they beneficially own and changes in the beneficial ownership. All such persons are required by the SEC to furnish Metro with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, we believe all Section 16(a) filing requirements applicable to these persons were timely complied with, except for Form 4's filed on the purchases made through the employee stock purchase program by Messrs. Cribbs, Moser, Nalbandian and Ridd which were inadvertently filed one day late with respect to purchases made during March 2013 and two days late for purchases made during November 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS OF METRO

The Bylaws of Metro provide as follows:

•	the Board of Directors may, from time to time, fix the number of directors;

•	the Board will consist of not less than five nor more than twenty-five directors; and

•	directors will be elected for a one-year term.

The Board of Directors by resolution has set at nine the number of persons to be elected to the Board of Directors at the Annual Meeting. Pursuant to the Pennsylvania Business Corporation Law, the election of directors will be determined by a plurality vote and accordingly, the nine nominees receiving the most “FOR” votes will be elected. Shares may be voted “FOR” or withheld from each nominee. Abstentions and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of the shares cast for the directors.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nine nominees as named herein.

All of the nominees are currently members of the Board of Directors and each of them has consented to serve if elected. Metro does not have separate classes of directors. Although we do not know of any reason why any of these nominees might not be able to serve, we will propose a substitute nominee if any nominee is not available for election.

The proxy holders named on the proxy card intend to vote for the election of the nine persons listed as director nominees to serve until the 2015 Annual Meeting and until their respective successors have been duly qualified and elected. If you return a signed proxy card without voting instructions, your proxy will be voted in favor of the election of those nominees. Each nominee is currently a director of both Metro and the Bank. All nominees for election were unanimously recommended by the Board of Directors.

The following table shows the name, age, positions with Metro and the Bank and length of board service for each nominee for election as director.

Name & Age	Position with Metro and the Bank	Director Since

Gary L. Nalbandian, 71	Chairman, President and CEO of Metro and the Bank	1985

James R. Adair, 66	Director of Metro and the Bank	2001

John J. Cardello, CPA, 53	Director of Metro and the Bank	2004

Douglas S. Gelder, 64	Independent Lead Director of Metro and the Bank	1988

Alan R. Hassman, 74	Director of Metro and the Bank	1985

J. Rodney Messick, 43	Director of Metro and the Bank	2012

Howell C. Mette, Esquire, 86	Director of Metro and the Bank	1985

Michael A. Serluco, 73	Director of Metro and the Bank	1985

Samir J. Srouji, M.D., 77	Director of Metro and the Bank	1985

Below we have provided for each nominee, his principal occupation and the specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a director of Metro. Except as otherwise stated, the principal occupation indicated has been the person's principal occupation for at least the last five years, based upon information furnished by the nominees. If applicable, we have also included any public company or investment company directorships held by the nominees during the past five years and any required disclosure concerning legal proceedings involving any nominee.

Gary L. Nalbandian. Mr. Nalbandian, a director of the Bank since 1985 and of Metro since 1999, has been Chairman of the Bank and Metro since the formation of these entities in 1985 and 1999, respectively. Mr. Nalbandian has been President/CEO of the Bank and Metro since February 15, 2002. He has also been the President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co., Wormleysburg, PA since 2002. In these roles, Mr. Nalbandian has acquired knowledge of all aspects of the banking industry and environment and understands Metro's business and challenges. He has an excellent working relationship with each member of the Board. Mr. Nalbandian is very active in his community, having served as the Chairman of the Harrisburg University Capital Campaign, Chairman of the West Shore Chamber of Commerce, Chairman of the YMCA's Camp Shickellimy, President of Susquehanna Mental Health Services and as the Vice President of Edgewater Mental Hospital. He has also served on the Board of Trustees for Harrisburg University, on the Philhaven Hospital Capital Campaign, on the Harrisburg University Executive Committee and as a Board member for Team Pennsylvania as well as the Central Pennsylvania Kidney Foundation. Mr. Nalbandian currently serves on the Board of the Pennsylvania Coalition Against Rape. His activities both in and outside of Metro enable him to remain in touch with the banking needs of current and future customers and to gain necessary insights to develop products for the continued growth and success of Metro.

James R. Adair. Mr. Adair, a director of the Bank and of Metro since 2001, is retired from being the owner of Adair Construction Services. Over the course of his career, Mr. Adair has acquired extensive banking and financial oversight experience. Prior to his ownership of Adair Construction Services, he worked for financial institutions including Mellon Bank, N.A., Hamilton Bank and CoreStates. He held various senior level positions at these institutions, including senior vice president for commercial loans, senior credit officer, and senior lending officer with a $10 million lending authority. At Farmers Bank in Hanover, PA, he was chairman of the asset and liability (ALCO) and loan committees. As a ten-year consultant to Marysville National Bank, he advised the bank on strategic planning and commercial lending and credit. At Pinnacle Health System, he served for 16 years as chairman of the finance and audit committee, with responsibility for all aspects of budget and finance for ten operating entities with revenues exceeding $800 million. He also served six years as chairman of the finance and audit committee of Delta Dental of Pennsylvania, a health care organization with revenues exceeding $1 billion. Mr. Adair's extensive banking experience provides invaluable expertise to the ALCO and Compensation Committees.

John J. Cardello, CPA. Mr. Cardello, a director of the Bank and of Metro since 2004, is a CPA and is President and Managing Shareholder of S&F Company, P.C., in York, PA, which engages in the accounting and consulting business. He has 29 years of auditing and accounting experience. He chairs the firm's board of directors that oversees the management of all offices of the firm. He is directly responsible for the firm's accounting and auditing functions, which include establishing and monitoring audit policies and procedures. Mr. Cardello is a recognized expert on the management of public accounting firms. He has been certified to perform peer review engagements on behalf of other CPA firms. Such review involves evaluating the accounting and quality control procedures of the firms under review and cooperating with management in the formulation of optimum quality assurance systems. Because of Mr. Cardello's extensive accounting and auditing expertise, the Board believes he is qualified to be the chairman of the Audit Committee and a member of the Enterprise Risk Committee.

Douglas S. Gelder. Mr. Gelder, a director of the Bank since 1988 and of Metro since 1999, is the President and Owner of DSG Development (a land development company) in Hershey, PA. Mr. Gelder holds a Bachelor of Science degree in marketing and accounting. From 1977 to 1999 he owned ten car dealerships. He is a director on the Dauphin County General Authority. The Board and Metro are able to leverage Mr. Gelder's expertise in dealing with the public acquired from his ownership of car dealerships and his service on the Dauphin County General Authority. Mr. Gelder's 26 years on Metro's Board of Directors have provided him with insight and awareness of Metro's needs, both essential abilities for membership and chairmanship of the Nominating and Corporate Governance Committee as well as the other Committees on which he serves. Mr. Gelder has served on the Nominating and Corporate Governance Committee since the inception of this Committee and has served as its chairman since 2005. In view of this Committee's leadership role in establishing corporate governance principles for Metro, the Board believes that Mr. Gelder is well-suited to serve the Board as its Independent Lead Director.

Alan R. Hassman. Mr. Hassman, a director of the Bank since 1985 and of Metro since 1999, is the Chief Executive Officer ("CEO") of ARH, Inc. in Harrisburg, PA, which engage in the restaurant and hotel businesses. Mr. Hassman has 54 years of business and finance experience, including being a co-founder of Metro Bank. Until November 2009, he had served as Chief Executive Officer of ARH, Inc. He is also a Partner of Keystone Lodging Enterprises, LP. While serving on the Susquehanna University Board of Regents, he served as a member of the finance and property committees. From 1975 to 1985, he served two three-year terms as president of Central Penn Advertising Corporation and managed a $2 million advertising budget. While serving on the board of directors of Dame Media, LLP (operator of radio stations), he served on the finance committee for six years. In addition to his knowledge of business and finance, Mr. Hassman provides the Board and Metro with guidance of how to motivate employees. This knowledge was developed during his lifelong experience of dealing with many and diverse employees in the restaurant and hotel business and is essential for his role as a member of the Compensation Committee.

J. Rodney Messick. Mr. Messick, became a director of the Bank and Metro in December 2012. He is the Chief Financial Officer ("CFO") of Homesale Realty Service Group, Inc., ("Homesale") parent company of Prudential Homesale Services Group in Lancaster, PA, which is a leading real estate company serving South Central and Southeastern PA, as well as the Baltimore metro area. Mr. Messick is also a member/partner in numerous real estate holding LLC's, limited partnerships and other partnerships. Prior to becoming the CFO of Homesale in 2004, he served as a Vice President and Project Director of a de novo national bank with responsibilities for merger integration. He also has experience as a residential mortgage loan officer. Mr. Messick's extensive knowledge of real estate provides invaluable expertise as a member of Metro's Real Estate Committee and his knowledge and responsibilities of being a CFO provide him with the appropriate skills which make him a valuable member of the Audit Committee as well.

Howel1 C. Mette, Esquire. Mr. Mette, a director of the Bank since 1985 and of Metro since 1999, is a shareholder in the law firm, Mette, Evans & Woodside in Harrisburg, PA. Mr. Mette was a founding member of Mette, Evans & Woodside in 1969. Previously, he had served as Deputy Attorney General in the Pennsylvania Department of Justice from 1952 to 1955. From 1952 to 2002 he was an Adjunct Professor of Law in taxation at Dickinson School of Law. He has also served as Fellow, American College of Trust and Estate Counsel, past President of the Dauphin County Bar Association, past Trustee of the Pennsylvania Bar Trust Fund and Insurance Trust and Trustee and Treasurer of the Dauphin County Bar Foundation. Mr. Mette's extensive legal experience provides invaluable expertise to the Board and the Real Estate Committee of the Board.

Michael A. Serluco. Mr. Serluco, a director of the Bank since 1985 and of Metro since 1999, is the owner of Consolidated Properties in Wormleysburg, PA, which engages in the business of real estate investment. Mr. Serluco founded Consolidated Properties, a sole proprietorship, in 1967 and has grown the company to develop, own and manage residential and commercial properties across Central Pennsylvania, including hotels, warehouses, apartment buildings and land development. He also owns Capital City Car Wash and serves on the board of directors of a local manufacturing and processing organization and serves as vice-chairman of the board of directors of Holy Spirit Hospital. As an entrepreneur and director of Metro since he co-founded the Bank, Mr. Serluco brings to the Board his intimate knowledge of the philosophies and strategies that have grown the Bank, along with an appreciation of the needs of an investor. He is able to effectively balance the needs of the investor with protection of the Bank's interests to create successful projects and long-term banking relationships.

Samir J. Srouji, M.D. Dr. Srouji, a director of the Bank since 1985 and of Metro since 1999, is President and CEO and practicing physician-surgeon at Plastic Surgery, P.C., in Camp Hill, PA. He has served on the board of directors at Holy Spirit Hospital and on various committees at the hospital, including the medical executive committee, by-laws committee, strategic planning committee and community affairs committee. In addition, he served as president of the medical and surgical staff at Holy Spirit Hospital. Dr. Srouji has been self-employed and operating his surgical practice since 1976. As a surgeon, he is detail-oriented and able to see what is often not obvious to others, skills he brings to the Audit Committee. As an entrepreneur, Dr. Srouji understands the needs and challenges of the small business owner, a crucial part of Metro's business. Dr. Srouji brings to the Nominating and Corporate Governance Committee knowledge of the needs and operations of Metro, gained from his 29 years on the Board.

Process for Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee will utilize current members of the Board of Directors, management and other appropriate sources to identify potential nominees. The Committee will conduct all appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors, and recommend nominees for approval by the Board of Directors and shareholders. The Committee's process for the consideration of potential nominees will be the same for nominees identified by shareholders, as well as the other sources identified above.

The Nominating and Corporate Governance Committee will receive and consider nominee recommendations that shareholders address to the Corporate Secretary of Metro at the address listed on the first page of this Proxy Statement. If shareholders wish to nominate candidates for election at Metro's Annual Meeting, however, they must comply with additional procedures contained in Metro's Bylaws. In accordance with the Bylaws, to nominate someone at the Annual Meeting, you must deliver or mail a notice to the Corporate Secretary of Metro no less than 90 days prior to the date of the Annual Meeting. Your notice must state your name, residence address and a representation that you are a holder of record of common stock of Metro entitled to vote (include the number of shares of Metro that you own) at such meeting and intend to appear in person or by proxy at the meeting to vote for the person or persons nominated. Your notice must also contain the following information on each proposed nominee:

•	the name, address and age of the nominee;

•	the principal occupation of the nominee;

•	the number of shares of Metro's common stock owned by the nominee;

•	the total number of shares that, to your knowledge, will be voted for the nominee;

•	a description of all arrangements and understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made by you;

•
such other information regarding each nominee proposed by you as would be required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and Corporate Governance Committee; and

•	the consent of each nominee to serve as a director of Metro if so elected.

Any nominations not made in accordance with Metro's Bylaws are ineligible to be nominated at the Annual Meeting. If you do not follow the procedure specified in the Bylaws, the Chairman of the meeting will disregard your nomination made at the Annual Meeting, and the judges of election will disregard any votes cast for your nominee.

Director Qualifications. Nominees for director will be selected on the basis of outstanding achievement in their careers, Board experience, education, independence under applicable NASDAQ and SEC rules, financial expertise, integrity, ability to make independent, analytical inquiries, understanding of the business environment and willingness to devote adequate time to Board of Directors and committee duties. Generally, nominees should also have experience in the financial services industry or knowledge about the issues affecting the financial services industry. Nominees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Metro's shareholders. They must also have an analytical and objective perspective, practical experience and mature judgment. The Board does not have a specific policy with regard to the consideration of diversity in identifying director nominees; however, Metro endeavors to have a Board of Directors representing diverse experiences and policy-making levels in business, government, education and technology, and in other areas relevant to Metro's activities. Directors are expected to attend scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Finally, the proposed nominee should be free of conflicts of interest that could prevent such nominee from acting in the best interest of shareholders.

Additional criteria apply to directors being considered to serve on a particular committee of the Board of Directors. For example, members of the Audit Committee and the Compensation Committee must meet additional standards of independence and members of the Audit Committee must also have the ability to read and understand financial statements.

The Nominating and Corporate Governance Committee assesses the appropriate size of the Board in accordance with the limits fixed by Metro's Bylaws, whether any vacancies on the Board are expected and which incumbent directors will stand for re-election at the next Annual Meeting. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board members, as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee also has the authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

In the case of an incumbent director, the Nominating and Corporate Governance Committee reviews such director's service to Metro during the past term, including, but not limited to, the number of Board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a director outlined above, including the director's independence, as well as any special qualifications required for membership on any committees on which such director serves.

In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined under applicable NASDAQ Marketplace Rules (“NASDAQ Rules”), and whether the nominee meets the qualifications for director outlined above, as well as any special qualifications applicable to membership on any committee on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee or the Board of Directors will interview the nominee in person or by telephone.

Upon completing the evaluation, and the interview in the case of a new candidate, the Nominating and Corporate Governance Committee makes a decision as to whether to recommend that the Board of Directors nominate the director candidate for election at the Annual Meeting.

CORPORATE GOVERNANCE

The corporate governance policies of Metro are set forth in the Corporate Governance Guidelines approved by the Board of Directors. The Corporate Governance Guidelines include information regarding the functions, responsibilities, qualifications and composition of the Board of Directors and other matters. A copy of the Corporate Governance Guidelines, as approved by the Board of Directors can be found on Metro's website at www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.” The Guidelines are also available in print to any shareholder requesting a copy by writing to Investor Relations at the address given on Page 1 of this Proxy Statement.

Board Leadership Structure and Role in Risk Oversight

Based on an assessment of its current needs and the composition, skills and qualifications of the directors, the Board believes that the appropriate leadership structure should include the following attributes:

•A substantial majority of independent directors;
•A lead independent director with specific duties; and
•Regular executive sessions of all independent directors without management present.

The Board believes that its current leadership structure includes all three attributes.

Metro's Bylaws provide for the position of President and that, at the Board's option, the Board may elect a Chairman of the Board. We have not adopted a policy with respect to separating the Chairman and CEO positions. The Board believes that the leadership structure should be flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. Mr. Nalbandian serves as Chairman, President and CEO of Metro and the Bank and has served in these roles since 2002. Having the roles of CEO and Chairman combined has worked well for Metro. Considering the size and characteristics of Metro and the Bank, relative to other banks and bank holding companies, the Board believes that this is an appropriate structure and has found this structure to be an efficient and effective means of operating Metro. In addition, with Mr. Nalbandian's responsibility for day-to-day operations and his interactions with management and employees, the Board believes he is in the best position to chair the Board meetings and lead the discussions about Metro's operations and performance. The Board considers its structure and leadership each year. The Corporate Governance Committee discusses whether to separate the positions of Chairman and CEO as part of its ongoing evaluation of management succession plans.

In connection with the evaluation of annual performance and decisions regarding compensation, the Compensation Committee typically reviews the performance of the CEO in the first quarter of the year. The Committee performs this review in its own meeting in executive session and in a follow-up session with all independent directors of the Board.

The Board most recently reviewed Mr. Nalbandian's performance at a meeting held on February 19, 2014. This evaluation helped to form the Compensation Committee's compensation decisions for Mr. Nalbandian. This process is discussed in more detail in the Compensation Discussion and Analysis section, which begins on page 21.

Substantial Majority of Independent Directors

Since the Company's formation in 1985, we have maintained a Board with a substantial majority of independent directors. The NASDAQ Rules require that a majority of our directors be independent from management. As an executive officer of Metro, Mr. Nalbandian is the only director who is not independent. The Board has confirmed the independence of each of the other eight nominees for director.

Independent Lead Director

Metro's Bylaws also provide for the position of an Independent Lead Director. Mr. Gelder was elected in 2011 to serve in this position. The Lead Director's duties, responsibilities and authorities include general leadership of the affairs of the Independent Directors, to preside at all executive sessions of the Board of Directors, to assist management personnel with respect to the agenda at any Board meeting at which the Chairman/CEO is not in attendance, to serve as liaison between Chairman/CEO and the independent directors, to attend and participate in meetings of Committees of the Board of Directors when deemed necessary and appropriate, to advise and consult with the Chairman/CEO with respect to matters affecting the management of Metro and to direct the Board's evaluation of the Chairman/CEO. As the Independent Lead Director, Mr. Gelder also chairs Metro's Nominating and Corporate Governance Committee.

Regular Executive Sessions of Independent Directors

Our directors have met and will continue to meet in regularly scheduled executive sessions without management present. Our independent directors meet by themselves at least quarterly. Our Independent Lead Director leads these executive sessions.

The Chief Risk Officer (“CRO”) of Metro reports directly to the Board of Directors and reports administratively to the CEO. As appropriate, the CRO routinely attends portions of Board meetings and discusses risk issues with the Board of Directors. In addition, and on no less than a quarterly basis, the CRO reviews with the Board of Directors Metro's compensation program structure, including any incentive plans, as well as, various Risk Management reports associated with, but not limited to, such topics as capital adequacy, interest rate risk, loan and investment credit risk, liquidity, loan, deposit and retail operations risks, technology, legal matters, regulatory reporting and compliance with laws and regulations. The Audit Committee is charged with reviewing Metro's Annual Risk Assessment and risk management policies. The CRO also attends the Board's Enterprise Risk Committee meetings and Audit Committee meetings as necessary and provides information related to risks, when appropriate.

Our Codes of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics (“the Code”) for our directors, officers and employees. The Code complies with the requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ Rules. Our code of ethics addresses these important topics, among others:

•Our commitment to ethics and values;
•Compliance with laws and regulations;
•Fair dealing with customers, suppliers, competitors and employees;
•Conflicts and potential conflicts of interest;
•Self-dealing and outside employment;
•Insider trading and other trading restrictions;
•Creating business records, document retention and protecting confidential information;
•Protection and proper use of our assets, including intellectual property and electronic media;
•Transactions with Metro;

•Gifts and entertainment;
•Political contributions and fundraising; and
•Communicating with the public.

Annually, Metro provides a copy of the Code to each director, officer and employee and requires their signature to acknowledge they have received and read the Code.

Metro has also adopted a Code of Ethics for Senior Financial Officers that is applicable to its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller and any other person performing similar duties. All Senior Financial Officers are required to read and sign this Code of Ethics on an annual basis.

Each of the above mentioned codes requires that any exception or waiver to any provision for directors or applicable officers be submitted for approval to the Board of Directors and such exceptions will be publicly disclosed as required by law, SEC regulation or the NASDAQ Rules. A copy of each code can be found under the “Corporate Governance Highlights” in the “Investor Relations” section of Metro's website at www.mymetrobank.com and is available in print to any shareholder who requests a copy. Requests should be in writing to Investor Relations at the address given on Page 1 of this Proxy Statement.

Independence of Directors

As permitted by the NASDAQ Rules, to assist the Board in evaluating the independence of each of its directors, the Board has adopted categorical standards of independence. Applying these standards, the Board of Directors has determined that all directors, with the exception of Gary L. Nalbandian, are independent as defined in the applicable NASDAQ Rules. The categorical standards adopted and applied by the Board consist of the following business or charitable relationships which the Board has determined are not material relationships that would impair a director's independence:

•
Lending relationships, deposit relationships or other financial service relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, insurance and related products, private banking, investment management, custodial, securities brokerage, cash management and similar services) between Metro or the Bank, and (1) the director; and/or (2) any family member of the director who resides in the same home as the director; and/or (3) any profit or non-profit entity with which the director is affiliated by reason of being a director, officer, employee, trustee, partner and/or an owner thereof, provided that (A) such relationships are in the ordinary course of business of Metro or the Bank and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and in addition, (B) with respect to any extension of credit by the Bank to any borrower described in clauses (1) - (3) above, such extension of credit has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Exchange Act and no extension of credit is on a non-accrual basis.

•
The fact that the director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which Metro or the Bank made, or from which Metro or the Bank received, payments for property or services in the current or any of the past three fiscal years that do not exceed 5% of the recipient's consolidated gross revenues for that year or $200,000, whichever is greater. Payments shall not include payments received solely from investments in Metro's securities or payments received under non-discretionary charitable contribution matching programs.

•
Compensation received by the director or the director's family member from Metro or the Bank if the compensation does not exceed $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence. Compensation does not include compensation for board or board committee service; compensation paid to a family member who is an employee (other than an Executive Officer) of Metro or the Bank; or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•
The employment by Metro or the Bank of a family member of the director provided that such family member was or is not an executive officer of Metro and the compensation of any such family member was established by Metro or the Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

For purposes of the foregoing standards of director independence, a "Family Member" means any of the director's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

For purposes of service on the Audit Committee and the Compensation Committee, the Board also applies the independence standards of Exchange Act Rule 10A-3. Accordingly, the direct or indirect receipt by a director of any consulting, advisory or other compensatory fee from Metro or the Bank (excluding services as a director of Metro or the Bank) would preclude a director's service on the Audit Committee or the Compensation Committee.

Directors are requested to inform the Chairman of the Nominating and Corporate Governance Committee, the Lead Independent Director and the President of Metro of any change of circumstances or before serving as a director, officer, employee, partner, trustee and/or owner of an outside profit or non-profit entity so that such change in circumstances or opportunity can be reviewed for any independence issues.

Shareholder Communications with the Board

Shareholders who wish to communicate directly with the Board of Directors, including the non-management directors, may direct such communications in writing, via letter to the Audit Committee Chairman, c/o Metro Bancorp, Inc., 3801 Paxton Street, Harrisburg, PA 17111. The Audit Committee Chairman will convey any and all such communications to the full Board of Directors for consideration and review or, if requested by the shareholder, to an individual Board member.

Attendance at the Annual Meeting

The Board of Directors has adopted a policy that all of its directors should be present at Metro's Annual Meeting, absent extenuating circumstances. Each of the current directors of Metro, with the exception of Messrs. Gelder, Serluco and Dr. Srouji, were in attendance at the Annual Meeting of Shareholders held May 16, 2013.

Meetings and Committees of the Board of Directors

The Board of Directors met twelve (12) times during 2013. In 2013, each incumbent director attended 75% or more of the total number of meetings of the Board of Directors, including all committees of Metro and the Bank, of which they are members.

Metro's independent directors have regularly scheduled quarterly meetings without any management directors in attendance.

The Board of Directors of Metro has established the following six (6) committees:

•	Audit Committee;

•	Nominating and Corporate Governance Committee;

•	Compensation Committee;

•	Enterprise Risk Committee;

•	Real Estate Committee; and

•	Executive Committee.

Four of these committees, Audit, Nominating and Corporate Governance, Compensation and Enterprise Risk, meet on a regular basis. The Real Estate and Executive Committees meet as needed. Each committee operates under a written charter approved by the Board. Each committee annually reviews and reassesses its charter. Each of the four committees that meet regularly also perform an annual self-evaluation to determine whether the committee is functioning effectively and fulling its charter duties.

Information with respect to each of these committees is listed below.

Audit Committee. The Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act. The principal duties performed by the Audit Committee include monitoring the integrity of the financial statements of Metro; reviewing the complete audit of the financial statements of Metro and its subsidiaries; reviewing and making recommendations to the Board of Directors regarding the internal auditor's report and the independent registered public accounting firm's audit reports; reviewing the independence and performance of Metro's independent registered public accounting firm and the pre-approval of professional services provided by the independent registered public accounting firm; reviewing the performance of Metro's internal audit function and the monitoring of risks, which includes reviewing the adequacy of internal controls and assessing the extent to which audit recommendations have been implemented. The four members of the Audit Committee are John J. Cardello, CPA (Chairman), Douglas S. Gelder, J. Rodney Messick and Samir J. Srouji. The Committee met four times in 2013. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.” Each member of the Committee is independent, as defined by the NASDAQ Rules and the applicable rules of the SEC. The Board has determined that Mr. Cardello, a CPA, is an Audit Committee financial expert, as defined by the SEC. The report of the Audit Committee is located on page 45 of this Proxy Statement.

Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to make recommendations regarding the size, organization and composition of the Board as well as its committee structure and make-up; to identify and evaluate qualified candidates to become or remain members of the Board; to oversee succession planning for Executive Officers, the Board and its committees; to evaluate and recommend to the Board corporate-governance principles applicable to Metro and to provide consultation or assistance to the Board on other corporate-governance matters that may be referred by the Board from time to time. The four members of the Committee are Douglas S. Gelder (Chairman), James R. Adair, John J. Cardello and Samir J. Srouji. Each member of the Committee is independent, as defined by the NASDAQ Rules. The Committee met four times during 2013. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the "Investor Relations" section in "Corporate Governance Highlights.”

Compensation Committee. The general functions of the Compensation Committee are to evaluate Metro's compensation policies and plans; to review and evaluate the individual performance of Metro's directors; to establish the compensation of Metro's directors; to evaluate, establish, approve and recommend to the full Board for approval the compensation of our CEO and our other named executive officers and other specified responsibilities related to personnel and compensation matters affecting Metro. Further discussion regarding the Compensation Committee's responsibilities are described later in the section of the Compensation Discussion and Analysis ("CD&A") entiled "Role of the Compensation Committee". The four members of the Compensation Committee are James R. Adair (Chairman), Douglas S. Gelder, Alan R. Hassman and Michael A. Serluco. Each of the members of the Committee is independent, as defined in the NASDAQ Rules. NASDAQ has issued heightened independence standards pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("the Dodd-Frank Act") that apply to Compensation Committee members. These standards require consideration of any consulting, advisory or other compensatory fees paid by Metro as well as other compensation received by the director. The Board has determined that each current member of the Compensation Committee meets these standards. The Committee met five times in 2013. The Compensation Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com, under the “Investor Relations” section in “Corporate Governance Highlights.” The CD&A which begins on page 21 of this Proxy Statement contains additional information concerning the role of management and compensation consultants in determining or recommending compensation of directors and executives. The compensation consultant retained by the Committee in 2013, Mosteller & Associates, reviewed both Metro's executive officer and director compensation. The consultant was directed to review and compare the Metro director fees and stock option awards to that of similar banks and bank holding companies. The list of banks and bank holding companies used in the comparative review is listed in the CD&A. The Committee is also responsible for determining whether to recommend to our Board of Directors that the CD&A section be included in the Annual Report on Form 10-K and Proxy Statement and for providing a Compensation Committee Report for the Proxy Statement. The Compensation Committee Report appears on page 32 of this Proxy Statement.

Enterprise Risk Committee. The functions of the Enterprise Risk Committee include oversight of Metro's corporate risk structure and senior management's responsibilities regarding the identification of, management of, and planning for, Metro's strategic risk, credit risk, financial risk, operational and technology risk, legal and compliance risk, and reputation risk factors. The Committee also provides assistance to the Board in fulfilling its oversight responsibility relating to compliance with legal and regulatory requirements, reviewing reports of examination issued by federal and state banking authorities and other third parties with respect to legal and regulatory compliance, monitoring Metro's compliance programs and monitoring compliance by Metro's subsidiaries with all applicable laws, rules, and regulations. The three members of the Enterprise Risk Committee are Douglas S. Gelder (Chairman), James R. Adair, and John J. Cardello. The Committee met seven times in 2013. The Enterprise Risk Committee is governed by a written charter approved by the Board of Directors, a copy of which can be found on Metro's website, www.mymetrobank.com under the “Investor Relations” section in “Corporate Governance Highlights.”

Real Estate Committee. The functions of the Real Estate Committee are to develop and review Metro's real estate development plans including current and future markets and store locations, review and approve guidelines/procedures for future site approval and acquisition, approve leases or acquisitions of land or buildings to be used for Metro's and the Bank's operations, approve vendor, broker or agent contracts and relationships related to Metro owned or operated real estate, as well as appraisal or environment firms utilized on behalf of customer real estate transactions and to determine the disposition of inactive sites and other property. The Committee's charter requires that membership shall consist of at least two independent directors and the Secretary to the Board. The five members of the Committee are Alan R. Hassman (Chairman), J. Rodney Messick, Howell C. Mette, Peter J. Ressler as Secretary to the Board and Corporate Secretary and Samir J. Srouji. The Committee's charter also provides that Metro's Chairman, President and CEO shall be invited to all Committee meetings as an ex-officio member. The Committee met two times in 2013.

Executive Committee. The function of the Executive Committee is to address appropriate issues, if necessary, between regularly scheduled board meetings or with respect to matters that generally do not warrant the calling of a special board meeting. Usually, this involves the approval of loan transactions to accommodate commercial customer needs which are time sensitive. The three members of the Committee are Gary L. Nalbandian (Chairman), James R. Adair and Michael A. Serluco. The Committee met three times in 2013.

Related Party Transaction Policy and Procedures

The Board is responsible for reviewing and approving all related party transactions. The Board has adopted a written Related Party Transactions Policy ("the Policy"). Related parties of Metro include our directors, executive officers, any greater than 5% beneficial owner of Metro's common stock and the immediate family members of any of these groups.

Transactions covered by the policy include any single or series of related transactions between Metro and any related party or to which Metro is a party and from which a related party will derive a financial benefit. The following transactions are not covered by the policy:

•	Transactions available to all employees;

•
Compensation or benefits paid or awarded in the ordinary course of business to an executive officer in connection with such officer's employment, provided Metro complies with the SEC reporting requirements regarding such compensation;

•	Compensation paid or awarded to a director which is approved by the full Board and is required to be reported in the Proxy Statement;

•	A transaction arising solely from the ownership of a class of Metro's equity securities and all holders of that class receive the same benefit; or

•	A transaction involving the rendering of services as a common or contract carrier, or public entity, at rates or charges fixed in conformity with law or governmental authority.

To identify related party transactions, we identify them through review and approval by the Board with subsequent monitoring through annual Director and Officer Questionnaires that list any transaction with us in which the director, executive officer, or their immediate family members have an interest. We review related party transactions for potential conflicts of interest. A conflict of interest could occur if an individual's private interest interferes with the interests of Metro or the Bank. To prevent actual and apparent conflicts of interest between related parties and Metro, the Board has mandated periodic training sessions regarding the Policy and the other corporate governance policies. Our Code of Business Conduct and Ethics requires all directors, executive officers and employees who may have a potential or apparent conflict of interest to notify Metro's Chief Risk Officer as well as Metro's President. Directors and executive officers are to provide reasonable notice to the Chief Risk Officer and to the President of all changes or new business activities as well as any related party relationships and board directorships as they arise.

In addition, Metro and the Bank are subject to Federal Reserve Regulation O, which deals with loans by federally regulated banks to executive officers, directors or 10% controlling shareholders (“insiders”) of the applicable bank or bank holding company, or an entity controlled by any such insider. Metro follows a Regulation O Policy that prohibits the subsidiary Bank from making loans to an insider unless the loan (1) is made on substantially the same credit terms (including interest rates and collateralization) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with other persons who are not subject to Regulation O and who are not employed by the Bank; and (2) does not involve more than the normal risk of repayment or present other unfavorable features. Metro and the Bank are examined periodically by bank regulators for compliance with Regulation O. Internal controls exist within Metro and the Bank to ensure that compliance with Regulation O is maintained on an ongoing basis. We believe that these policies provide appropriate levels of control and monitoring of the types of related party transactions that are likely to arise in the nature of our business and the associated risks.

Related-Party Transactions

Applicable SEC regulations require Metro to disclose transactions with certain related parties where the amount involved exceeds $120,000 and in which the related party has a direct or indirect material interest. However, a person who has a position or relationship with a firm, corporation, or other entity that engages in a transaction with Metro is not deemed to have a material interest in the transaction where the interest arises only from such person's position as a director of another entity and/or arises only from the ownership by such person (and such person's immediate family members) in the other entity if that ownership is under 10%, excluding partnerships. Transactions in which a related person does not have a direct or indirect material interest are not required to be disclosed.

Customer Relationships. During 2013, the Bank had, and expects to have in the future, loan and deposit account banking transactions in the ordinary course of business with directors and officers (and their associates) of Metro. All loans and commitments to lend made to such persons and to the companies with which they are associated were made in the ordinary course of business, on substantially the same terms, (including interest rates, collateral on the loans, and repayment terms), as those prevailing at the same time for comparable transactions with persons not related to or employed by Metro. Management believes that these loans present no more than the normal risk of collectability or other unfavorable features. Also, these loans and extensions of credit are governed by Regulation O. We discuss our process for managing transactions governed by Regulation O above. The loans to these persons and related companies amounted to approximately $6.9 million, or less than 1%, of total loans outstanding as of December 31, 2013.

Business Relationships. In the ordinary course of business, we may enter into transactions with, or receive services from, entities affiliated with our directors or their immediate family members including the following:

Howell C. Mette, a director and 1.08% beneficial shareholder of Metro, is a shareholder (owning less than a 5% equity interest) in the law firm of Mette, Evans & Woodside, which Metro retained during 2013, and has retained for 2014.

Gary L. Nalbandian, Chairman, President and CEO of Metro and the Bank, and a 3.78% beneficial shareholder of Metro, is the Vice President/Treasurer/Secretary of NAI/Commercial-Industrial Realty Co. (“NAI/CIR”). The Bank has utilized NAI/CIR to identify sites for its store expansions and to assist it in the sale of certain real estate assets acquired through the foreclosure of problem loans. In connection with these transactions, NAI/CIR received commissions from independent third parties related to real estate transactions conducted on behalf of the Bank. Mr. Nalbandian received no direct financial benefit from such commissions. The Bank leases 4,744 square feet in a local business center from NN&S Associates, of which Gary L. Nalbandian, Chairman/President and CEO is a partner. The Bank utilizes this leased space as a storage facility. The Board has determined that this related party transaction is beneficial to Metro given the close proximity of the leased space to Metro's headquarters building and the favorable lease terms and rental amount.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

The following table lists the total compensation paid to Metro's independent directors in 2013.

	Fees Earned	Stock
	or	Option	All Other
Name	Paid In Cash[1]	Awards[2]	Compensation	Total

James R. Adair	$52,538	$37,741	n/a	$90,279

John J. Cardello, CPA	58,275	37,741	n/a	96,016

Douglas S. Gelder	81,450	37,741	n/a	119,191

Alan R. Hassman	38,925	37,741	n/a	76,666

J. Rodney Messick	37,125	37,741	n/a	74,866

Howell C. Mette, Esquire	33,300	37,741	n/a	71,041

Michael A. Serluco	37,350	37,741	n/a	75,091

Samir J. Srouji, M.D.	43,650	37,741	n/a	81,391

[1]	Amounts shown in this column include annual Board cash retainers, quarterly Board committee cash retainers and cash fees paid for attendance and participation in Board committee meetings.

[2]
This column shows the aggregate grant date fair value, under FASB ASC Topic 718, of 5,000 non-qualified stock options granted to each independent director in 2013. This is the amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule of four years. Except in the event of retirement of a director or a change in control of Metro, these options will vest at a rate of 25% per year, beginning one year after the date of grant. These options were valued at $7.55 per share using a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion on the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2013.

Director's Fees

Each of Metro's independent directors received a quarterly retainer fee of $7,875 in 2013. Each director who was an active member of the Audit Committee, Compensation Committee, Executive Committee, Nominating and Corporate Governance Committee and the Real Estate Committee received $900 for each committee meeting attended. Each director who was an active member of the Enterprise Risk Committee received $1,125 for each committee meeting attended. The members of the Audit Committee received a quarterly retainer fee of $675 for their membership on this committee. The Chairman of the Audit Committee received a quarterly fee of $3,375 for his leadership of this committee and the Chairmen of each of the other Board committees listed in this paragraph received a quarterly fee of $675 for leadership of their respective committees except for the Chairman of the Enterprise Risk Committee who received a quarterly fee of $1,350 for his leadership of this committee. Douglas S. Gelder received a quarterly fee of $3,375 to serve as the Independent Lead Director. As an employee director, Mr. Nalbandian received no fees for his service as a member of the Board of Directors or for attendance at any committee meetings.

Stock Option Plans for Non-Employee Directors

In 2001, Metro adopted the 2001 Directors Stock Option Plan for non-employee directors (the "2001 Plan") which provides for the purchase of a total of not more than 343,100 shares of Metro's common stock (as adjusted for all stock splits and dividends) by members of the Board of Directors of Metro and other persons who provide services to Metro but who are not employees. The 2001 Plan expired on December 31, 2010 and no further options may be granted under the 2001 Plan. As of March 31, 2014, options to purchase 180,075 shares of Metro's common stock (as adjusted for all stock splits and stock dividends through the record date) were outstanding under the 2001 Plan.

In 2010, Metro adopted the 2011 Directors Stock Option Plan for non-employee directors (the “2011 Plan”), which provides for the purchase of a total of not more than 200,000 shares of Metro's common stock by members of the Board of Directors and other persons who provide services to Metro but are not employees. Options may be granted under the 2011 Plan through December 31, 2020. Under the 2011 Plan, members of the Board of Directors and others who are not also employees of Metro are entitled to receive options to purchase Metro's common stock. Options granted pursuant to the 2011 Plan, may be exercised in whole, or from time to time in part, beginning on the earlier to occur of (1) one year after the date of their grant ratably over four years; (2) retirement from the Board; or (3) a "change in control" of Metro as such term is defined in the 2011 Plan. As of March 31, 2014, options to purchase 150,050 shares of Metro's common stock were outstanding under the 2011 Plan and 49,950 shares of Metro's common stock were available for issuance of options under the 2011 Plan.

The non-employee director stock option plans are administered by our Board, including non-employee directors. Options granted under the non-employee director plan are not "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Option exercise prices equal 100% of the fair market value of Metro's common stock on the date of option grant. The Board has the discretion to grant options under the 2011 Plan to non-employee directors or to other persons who are not employees of Metro and determine the number of shares subject to each option, the rate of option exercisability, and the duration of the options. Unless terminated earlier by the option's terms, options granted under the 2011 Plan expire ten years after the date they are granted. Options are not transferable other than by will or laws of descent and distribution. A director can exercise options (1) while serving as a director of Metro; (2) following retirement from the Board; or (3) within three months after he has ceased to serve as a director (unless the director is removed from office, in such event, all of the director's outstanding options shall be forfeited). If a director dies within the option period, the director's estate may exercise the option within three months of his or her death (but not later than the end of the option's original term). The number of shares subject to option and the option price will be appropriately adjusted if the number of issued shares is decreased or increased by changes in par value, a combination, stock dividend or the like.

As of December 31, 2013, the aggregate number of unexercised options held by each independent director is set forth in the table on the next page.

	Number of Options
Name	Vested	Unvested	Total

James R. Adair	31,816	12,500	44,316

John J. Cardello, CPA	31,816	12,500	44,316

Douglas S. Gelder	31,816	12,500	44,316

Alan R. Hassman	31,816	12,500	44,316

J. Rodney Messick	—	5,000	5,000

Howell C. Mette, Esquire	31,816	12,500	44,316

Michael A. Serluco	28,225	12,500	40,725

Samir J. Srouji, M.D.	31,816	12,500	44,316

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members for 2013 were James R. Adair (Chairman), Douglas S. Gelder, Alan R. Hassman and Michael A. Serluco.  No person who served as a member of the Compensation Committee during 2013 was a current or former employee of Metro or any of our subsidiaries or, engaged in certain transactions with Metro required to be disclosed by regulations of the SEC. Additionally, there was no Compensation Committee “interlocks” during 2013, which generally means that no executive officer of Metro served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Metro.

Compensation Policies and Practices and Risks to Metro

Executive management of Metro has concluded that Metro does not compensate and incentivize its executives or other employees in such a way that creates risks that are reasonably likely to have a material adverse effect on Metro. To reach this conclusion, management reviewed and considered that the major risks affecting Metro, including changes in interest rates, failure of borrowers to repay their loans, inadequate provisions for loan losses, and other than temporary impairment charges on our investment securities are more directly related to the economy than to acts of individual employees. In its review of the possible risks inherent in Metro's compensation program, management considered that:

•	Metro is not comprised of several business units (it has one major subsidiary, the Bank) where one unit is significantly more profitable than the other.

•
Except for residential loan originators, the structure of the compensation program is uniform for Metro. Residential loan originators do not receive a base salary and are instead paid commissions based on loans closed and sold in the secondary market; however, the lenders do not set the lending standards. Residential loans must conform to Metro and secondary market underwriting standards and the lenders have no influence on the credit approval process.

•
In an effort to align the interests of our executive officers and other employees with the long term interests of our shareholders, Metro provides stock-based compensation as part of its compensation program.

•
While both Metro and individual performance are considered when awarding compensation, as a general matter, the Compensation Committee has emphasized group effort over individual performance. Historically, when Metro has performed well, the employees, as a group, rather than individually, have been rewarded with higher compensation; when Metro has not performed well, the Compensation Committee has withheld (or minimized) salary increases and annual bonuses and has made smaller stock option awards.

With the focus on long-term and the rewarding of group efforts as well as individual performance, Metro believes there is less of an incentive for our employees to take excessive risks which would adversely affect Metro.

EXECUTIVE OFFICERS

The following table shows the name, age, position, and business experience for the past five years of each of Metro's executive officers as of March 31, 2014 determined in accordance with the rules and regulations of the SEC.

		Positions with Metro and/or its Subsidiaries
Name	Age	Principal Occupation

Gary L. Nalbandian	71	Chairman, President and Chief Executive Officer of Metro and the Bank.

Mark A. Zody, CPA	50	Executive Vice President and Chief Financial Officer of Metro and the Bank.

Percival B. Moser, III	67
Executive Vice President and Chief Operating Officer of Metro and the Bank. Prior to joining Metro in May 2011, Mr. Moser was the Executive Vice President and Chief Credit Policy Officer of TD Bank and at one of TD Bank's predecessors, Commerce Bancorp, Inc. and Commerce Bank, N.A.

James R. Ridd	52	Senior Vice President and Chief Credit Officer of Metro and the Bank.

Adam L. Metz	42	Senior Vice President and Chief Lending Officer of Metro and the Bank since July 2011. Prior to that Mr. Metz served as Senior Vice President and Area Manager for Metro's Harrisburg Market.

Steven W. Cribbs	37
Senior Vice President and Chief Risk Officer of Metro and the Bank since November 2012. Prior to that Mr. Cribbs was Director of Anti-Money Laundering/Bank Secrecy Act Compliance for the Bank. Prior to joining Metro in July 2010, Mr. Cribbs was Vice President at UMB Financial Corporation in Missouri.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Overview

This Compensation Discussion and Analysis ("CD&A") is intended to provide shareholders with an overview and understanding of the Metro Compensation Committee's philosophy and objectives in designing compensation programs as well as the compensation determinations that were made for our named executive officers, which includes our principal executive officer, our principal accounting officer as well as our three other most highly compensated executive officers. In 2013, our named executive officers ("NEO's") were Gary L. Nalbandian, Chairman, President and Chief Executive Officer; Mark A. Zody, Chief Financial Officer; Percival B. Moser, III, Chief Operating Officer; James R. Ridd, Chief Credit Officer; and Adam L. Metz, Chief Lending Officer. The principles that we discuss with respect to the NEO's as a group apply generally to other executive officers. In our discussion and analysis of the compensation of the NEO's we address the following topics:

•	how we have determined the amount for each component of executive compensation, including the roles of our Compensation Committee, our management and the compensation consultant;

•	our compensation philosophy and objectives;

•	the components of and why we pay each component of our executive compensation program; and

•	how we have considered the results of the most recent advisory vote on executive compensation.

In 2012, Metro's Compensation Committee conducted an evaluation of Metro's executive officer compensation programs to ensure that Metro's executive compensation not only remains competitive with our peer group of companies in our market footprint and asset size category, but also to ensure our executive compensation programs are structured to retain and properly incentivize our NEO's. To assist in this analysis, the Compensation Committee engaged Mosteller & Associates ("Mosteller") as its independent compensation consultant as discussed later in this CD&A under the subheading "Role of the Compensation Consultant in Determining Executive Compensation." With Mosteller's assistance, the Compensation Committee developed an executive compensation program that the Committee believes strengthens a pay for performance philosophy and will improve shareholder value in the future.

How We Have Determined the Amount of Compensation

Role of the Compensation Committee

The Compensation Committee (the "committee") of Metro is currently comprised solely of four independent directors (as determined under the NASDAQ rules), all of whom are appointed annually by Metro's Board of Directors. The committee operates under a written charter reviewed, updated and approved annually by Metro's Board of Directors. In June of 2013, the Board of Directors approved changes to the committee's written charter to conform with recent amendments to NASDAQ rules intended to enhance "independence" of the committee and its advisors. The amendments to the NASDAQ rules were issued pursuant to the Dodd-Frank Act as discussed earlier in this Proxy Statement under the section entitled "Meetings and Committees of the Board of Directors".

A central role of the committee is to assist our Board in carrying out the Board's responsibilities relating to the compensation of Metro's executive officers and directors. Subject to ratification by the full Board of Directors, the committee has overall responsibility for the following:

•
Develop an overall executive compensation philosophy and strategy, including determining appropriate levels of executive compensation, the mix between fixed and variable incentive compensation and the mix between short-term and long-term compensation, without encouraging unnecessary and excessive risk-taking;

•
In its sole discretion, have the authority to retain or obtain the advice of consultants, outside counsel and other advisors as it determines appropriate to assist it in the full performance of its duties, including any compensation consultant used to assist in the evaluation of executive or director compensation;

•
Maintain direct responsibility for the appointment, compensation and oversight of the work of any consultants, outside counsel and other advisors retained by the committee, and determine appropriate funding required from Metro for payment of compensation to any such advisors;

•
Assess the independence of consultants, outside counsel and other advisors (whether retained by the committee or management) who provide advice to the committee, prior to selecting or receiving advice from them, in accordance with NASDAQ rules;

•
Conduct regular and independent reviews of executive officer compensation; develop executive compensation procedures and programs consistent with the approved compensation philosophy and strategy; and approve any peer group(s) used for the purposes of analyzing executive or director compensation;

•	Approve participation, performance measures and performance parameters for awards under the Key Officer Incentive Plan and the Metro Incentive Stock Option Plan. Review and approve corporate goals and objectives relevant to CEO compensation, evaluate our CEO’s performance in light of those goals and objectives and approve our CEO’s compensation level based on this evaluation, without the CEO’s presence during such voting or deliberation by the committee on the CEO’s compensation;

•
Review and approve the compensation of Metro’s NEO's as recommended by Metro’s CEO (which reviews generally include a review of competitive market data for these individuals and consideration of market conditions);

•	Review and approve employment, severance and/or change-in-control agreements for Metro’s Section 16 reporting executive officers;

•
Oversee administration of executive incentive plans, long-term stock option plans for employees and directors, employee stock purchase plans, and other executive and director compensation arrangements, if any; and

•	Oversee Metro’s compliance with regulatory requirements associated with its compensation programs.

The committee typically reviews and determines executive compensation in the first quarter of each year. However, due to circumstances that arise during the year, the committee may recommend a compensation adjustment at other times during the year, if warranted.

At its first quarter meeting, when it sets the NEO's compensation for the year, the committee reviews the performance of Metro and each of the NEO's during the previous year. Factors in compensation decisions for executive officers include, but are not limited to:

•
financial measurements of Metro's performance such as asset, deposit and loan growth; increases in total revenues, net income, net income per share, and shareholder returns; and maintenance of asset quality;

•	evaluation of the performance of each executive in the following areas:
- achievement of individual performance goals and objectives for each NEO as determined by the CEO and for the CEO as determined by the committee;
- promotion of the Metro brand;
- execution of the Metro model;
- enforcement of Metro's culture; and
- achievement of operational and/or industry excellence by improving the customer experience;

•	competitive data as provided by compensation consultants; and

•	the report of the compensation consultant.

In the past, the committee had not established target performance levels which were tied specifically to Metro's or each NEO's individual performance. The committee had a broader and more general approach to setting compensation involving an assessment of the previous year, with a consideration of the economic and regulatory environment during the year and the executives' response, both individually and as a member of the group to such environment. The committee also considered the expected work load and challenges facing the executives during the remainder of the year. In an effort to add a more defined pay for performance aspect to the compensation system, the committee designed an annual incentive compensation plan which became effective in 2013 and which contains company performance targets and a discretionary feature which may vary the award based upon individual performance.

Our committee does not follow compensation formulas for all of the executive's compensation or react to short-term changes in Metro's performance in determining the amount and mix of compensation components. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe that information regarding pay practices at other banks and bank holding companies is useful, in that we recognize that our compensation practices must be competitive in the marketplace. However, this marketplace information is only one of the factors that we consider in assessing the level and the components of executive officer compensation. See the discussion below regarding the role of the compensation consultant in determining executive compensation.

Role of Management in Determining or Recommending Compensation

Committee Chairman James Adair works with Chief Executive Officer ("CEO") Nalbandian and Chief Financial Officer ("CFO") Zody in establishing committee meeting agendas. The committee typically meets with the CEO and certain other NEO's in its general discussions of our compensation policies and programs. However, the committee meets in executive session without any members of management present to determine specific compensation packages for the NEO's. The CEO provides the committee with performance evaluations and makes recommendations concerning the amount and composition of compensation to be awarded to each of our NEO's, excluding himself. In addition, the committee has many opportunities throughout the year to observe firsthand the performance of the NEO's during monthly Board of Directors meetings as well as portions of certain Board Committee meetings when the executives present to the Board the operational and financial performance and associated risks in each executive's area of responsibility. The committee reviews and considers the CEO's recommendations and then makes a final determination, subject to ratification by the full Board. The CEO does not recommend his own compensation and is not present during the committee's or Board's discussion regarding or vote on his compensation.

Role of Compensation Consultant in Determining Executive Compensation

The committee has historically retained the services of an independent compensation consultant to assist in carrying out its duties and responsibilities. In 2013 and 2014, the committee continued the retention of Mosteller & Associates (“Mosteller”) headquartered in Reading, Pennsylvania, to assist in the committee's review and comparison of base salary, bonus, stock option awards, and all other forms of compensation (if any) for Metro's executive officers to that of several banks and bank holding companies similar in size to Metro. The committee has reviewed and considered the six "independence" factors listed in the NASDAQ rules and has determined that Mosteller is independent of the committee, management and of the Board. The compensation consultant did not provide any non-compensation related committee services for the years 2011, 2012, or 2013.

In the review and comparison, Mosteller used published salary surveys, market analyses and proxy statement compensation data of the following eighteen Mid-Atlantic banks and bank holding companies:

ACNB Corporation (PA)	First United Corporation (MD)
Beneficial Mutual Bancorp, Inc. (PA)	OceanFirst Financial Corporation (NJ)
Bryn Mawr Bank Corporation (PA)	Orrstown Financial Services, Inc. (PA)
Center Bancorp, Inc. (NJ)	Peoples Bancorp, Inc. (OH)
City Holding Corporation (WV)	S&T Bancorp, Inc. (PA)
Customers Bancorp, Inc. (PA)	Sandy Spring Bancorp, Inc. (MD)
Eagle Bancorp, Inc. (MD)	Summit Financial Group, Inc. (WV)
ESB Financial Corporation (PA)	Univest Corporation of PA (PA)
First Defiance Financial Corporation (OH)	WSFS Financial Corporation (DE)

Total assets for the above listed companies range from $1 billion to $5 billion with the average assets of the eighteen totaling $2.58 billion. Metro's total assets at the beginning of 2013 were $2.63 billion. For purposes of the following discussion, the term "competitive market average" is defined as the average amount paid for each applicable component of compensation by the eighteen banks listed above to their respectively titled executive officers.

Mosteller reported to the committee that the 2013 base salary of Metro's CEO was 93% of the competitive market average; the base salary of the CFO was 105% of the competitive market average; the base salary of the Chief Operating Officer ("COO") was 83% of the competitive market average; the base salary of the Chief Credit Officer ("CCO") was 142% of the competitive market average and the base salary of the Chief Lending Officer ("CLO") was 128% of the competitive market average.

With respect to incentive performance bonuses, the short-term cash incentive bonuses paid in 2013 for 2012 performance were below 50% of the competitive market average for the CEO, CFO, COO and CCO. The incentive performance bonus paid to the CLO was 64% of the competitive market average. Mosteller reported that historically, the bonus levels awarded by Metro to each its executive officers as a percentage of base salary were considerably less than the competitor market levels. Stock option grants, however, were found by the consultant to exceed those offered by competitive banks, although not sufficiently high to make up for the competitive gap in total direct compensation. Total cash compensation (base salary plus bonus) for each of the CEO, CFO, COO and CCO was between 60% and 90% of the competitive market average. Total cash compensation for the CLO was 119% of the competitive market average.

The committee did not seek and the compensation consultant did not provide specific compensation recommendations for the executive officers. The committee reviewed the information provided by the consultant and determined that Metro's executive compensation program, while consistent with Metro's compensation objectives, should benefit from its new more formalized incentive bonus structure put into place in 2013. During 2012, the committee and Mosteller diligently worked on drafting a formalized short-term incentive plan and a long-term plan which allows for at least a portion of equity compensation awards to be made in the form of restricted stock awards focusing on actual company performance against defined goals rather than purely discretionary awards. These plans will maintain a discretionary feature allowing the Board to adjust the award based upon individual performance and are being phased in over a three year period for the years ended 2013 through 2015. Also included in the new plan is a more defined annual incentive based on targeted company and individual executive performance.

Compensation Objectives

Although the methods of achieving our compensation objectives are evolving to address changing regulatory, shareholder, and industry standards and expectations, the objectives of our executive compensation program remain the same and are as follows:

•	attract, retain, reward and motivate executive officers to achieve Metro's business objectives;

•	provide compensation packages competitive with those of similar bank holding companies and banks of similar size, structure and geography;

•	align the interests of our executive officers with the long-term interests of our shareholders;

•	encourage stock ownership by our executive officers; and

•	provide a balanced mix of compensation components where each component of executive compensation is competitive with the external market.

Compensation Philosophy and Components of Executive Compensation

The intent of our executive compensation program is to create an environment in which Metro's compensation objectives as listed above will be achieved. The program is designed to support Metro's core values and strategic objectives and is designed to reward collective and individual achievements, deposit and loan growth, improvement from year to year in total revenues, net income, net income per share and shareholder value, promotion of Metro's brand and customer loyalty, unparalleled excellent customer service and long-term valuable service to Metro. We believe in maintaining a competitive compensation package to attract executive talent and ensure continuity of the management team, all with the goal of increasing shareholder value over the long-term. Our compensation program is designed and is evolving in order to provide a market competitive and balanced mix of all forms of executive compensation.
Historically, Metro has focused on equity compensation with moderate emphasis on salary and less emphasis on annual bonus. The committee feels that it is necessary to adjust this focus somewhat by continuing to emphasize equity compensation, but at a lower economic value level. This will provide the ability to increase the potential economic value of the annual bonus program based on defined goals and objectives, which support building shareholder value. The committee expects this approach to improve Metro's ability to attract, motivate, and retain senior and executive employees while maintaining an overall competitive total compensation structure.

For 2013, the committee's overall goals remained retaining Metro's NEO's and incenting this group to improve Metro's stability, profitability and growth. As the committee continued its evaluation of the executive compensation programs throughout 2013, it focused on transitioning to include a pay for performance philosophy that will enhance shareholder value as well as continue to align the compensation of our executive officers with comparable executives in our peer bank group, taking into account our geographic location, asset size and other factors.
The components of compensation for our NEO's have not changed. They continue to consist of the following components:

•	base incentive salary;

•	annual cash incentive performance bonus;

•	stock option awards;

•	restricted stock; and

•	other employee benefits.

Base Salary

Base salaries for our NEO's are intended to be competitive in order to attract and retain executive talent and are dependent upon the executive's responsibilities, experience and performance. In determining salaries, the committee considers each individual's position within Metro, individual duties and responsibilities, performance and experience as well as the competitive salary data provided by our compensation consultant as discussed in detail in Role of Compensation Consultant on page 24. In February 2013, the committee increased CEO Nalbandian's base salary by 4% from $535,500 to $556,920. Mr. Nalbandian did not receive a base salary increase in 2012 due to Metro's profitability level in 2011 compared to its peer group of banks. Also, in 2012, Mr. Nalbandian voluntarily requested and received a 10% reduction in his base salary based upon Metro's low net income level recorded for 2011.

In determining the appropriate compensation mix and levels for the CEO, for 2013, the committee not only considered Mr. Nalbandian's compensation compared to peer market data, but also considered Metro's 2012 financial performance factors compared against the Metro's 2011 financial performance, as well as its targeted performance. Among the factors reviewed were after-tax net income, return on average assets, return on average stockholders' equity, net interest margin, non-interest expense control, the efficiency ratio and credit quality, to name a few. Metro experienced 8% growth in deposits in 2012 as well as a 6% increase in total net loans. Stockholders' equity increased by 7% in 2012 over 2011. Total revenues increased by $3.6 million, or 3%, noninterest expenses decreased by $2.9 million, or 3%, and the provision for loan losses decreased by $10.5 million, or 51%, in 2012 vs. 2011. As a result, Metro posted net income after taxes of $10.9 million, or $0.77 per common share, compared to $289,000, or $0.02 per common share in 2011. Return on average stockholders' equity improved from 0.13% in 2011 to 4.76% in 2012. For 2012, Mr. Nalbandian's base salary was 103% of the competitive market average.

In February 2013, the committee increased the base salaries of the other NEO's as follows: Mr. Zody: 4%, Mr. Moser: 23% and Mr. Metz: 5%. Mr. Ridd did not receive a base salary increase in 2013 as he received a base salary increase of 18% in mid-2012 in an effort to align his base salary with the base salaries offered by Metro's competitors. Mr. Moser's increase was an effort to more closely align his base salary with Metro's competitors as well. Prior to this increase, Mr. Moser's base salary was 71% of the competitive market average. In determining base salary compensation for each of the NEO's for 2013, the committee considered the improvement in Metro's financial performance in 2012 over 2011, as well as, each NEO's base salary compared to their respective positions at Metro's competitors. Mssrs. Zody, Moser, Ridd and Metz did not receive an increase in base salary in February 2012 due to Metro's profitability level in 2011.

Executive Bonus Plan

Annually, the committee determines the amount of cash bonuses to be awarded, if any, to the NEO's. In determining bonuses, the committee reviews and evaluates each executive officer's performance within the context of Metro's performance during the previous fiscal year and considers competitive salary data provided in the most recent compensation consultant's review. In assessing individual and Metro's performance, the committee also considers the regulatory and economic environment within which Metro has operated. Bonuses are intended to provide a direct, discretionary cash incentive to our NEO's. If the committee determines that bonuses for the NEO's are appropriate, it seeks input from our CEO with respect to the appropriateness of awarding a bonus to each of the other NEO's. The committee then makes a decision on the appropriateness of any bonus awarded to the CEO based on individual and Metro's performance.

During 2013, the committee implemented a new Key Officer Bonus Incentive Plan in an effort to continue focusing executives' efforts on company performance. The committee's intent is to gradually improve the competitiveness of the annual bonus plan, which should improve not only executive performance, but also will improve Metro's potential to recruit and retain key executives. The committee anticipates phasing in the Key Officer Bonus Incentive Plan over a three year period from 2013 through 2015.

In January 2013, the committee approved the Metro performance goal target and award schedule for the 2013 calendar year. For 2013, there were three categories of participants in the Key Officer Bonus Incentive Plan as follows:

•	Category 1 included Mr. Nalbandian, Mr. Zody and Mr. Moser;

•	Category 2 included Mr. Ridd, Mr. Metz and Mr. Steven W. Cribbs, Metro's Chief Risk Officer; and

•	Category 3 included selected other senior officers with significant company-wide managerial responsibilities.

Individual performance awards were based on the achievement of specific objectives established for each NEO at the beginning of 2013. NEO's must remain employed through the award date (usually February of the following year) to receive any bonus incentive payment.

For 2013, the committee established targeted after-tax net income as the Metro performance goal and determined that the targeted amount would be $13.88 million, which represented a 27% increase over the actual after-tax income recorded for 2012.

The award schedule for 2013 was based upon the company performance criteria first and, secondarily, the individual performance criteria as show in the following tables:

Company Performance Award Criteria
Performance Criteria	Threshold (80)%	Target (100%)	Maximum (120%)

Net Income	$11.1 million	$13.88 million	$16.65 million

Participant Category	% of Base Pay if Threshold is Achieved	% of Base Pay if Target is Achieved	% of Base Pay if Maximum is Achieved
1	6.25%	12.50%	18.75%
2	5%	10%	15%

Individual Award Criteria

Adjustments to potential incentive bonus amounts related to individual award criteria are based upon objectives established for each NEO at the beginning of 2013. The Company Goal Award can be adjusted by +/- 20% based upon the individual NEO's performance. Therefore, the ranges listed below represent the range of total potential cash bonus incentive payments possible for each category of NEO for 2013, expressed as a percentage of each NEO's base salary for 2013.

Participant Category	Threshold	Target	Maximum
1	5% - 7.5%	10% - 15%	15% - 22.5%
2	3.25% - 6.75%	6.5% - 13.5%	9.75% - 20.25%

The following three tables show projected possible cash bonus incentive payments that each of Metro's NEO's were eligible to receive, based upon attainment of the targeted after-tax net income goal for 2013 as well as the achievement of their individually established performance goals.

The first table is based upon the attainment of "MAXIMUM" Level of Achievement which was determined to be 120% of the targeted after-tax net income amount, or $16.65 million.

The second table is based upon the attainment of "TARGET" Level of Achievement which was determined to be 100% of the targeted after-tax net income amount, or $13.88 million.

The third table is based upon the attainment of "THRESHOLD" Level of Achievement which was determined to be 80% of the targeted after-tax net income amount, or $11.1 million.

Projected Executive Incentive Plan Award Payouts at "MAXIMUM" Level of Achievement
Participant	Participant Category	Company Performance Award (Net Income)	Individual Performance Award*	Total Award at "MAXIMUM"

Gary L. Nalbandian, CEO	1	$104,423	$20,884	$125,307
Mark A. Zody, CFO	1	56,550	11,310	67,860
Percival B. Moser, III, COO	1	54,375	10,875	65,250
James R. Ridd, CCO	2	33,750	11,813	45,563
Adam L. Metz, CLO	2	31,500	11,025	42,525
* For purposes of the "Maximum" projection, individual performance awards achieved are considered to be granted at the highest maximum percentage allowable under the individual performance level for each NEO.

Projected Executive Incentive Plan Award Payouts at "TARGET" Level of Achievement
Participant	Participant Category	Company Performance Award (Net Income)	Individual Performance Award*	Total Award at "TARGET"

Gary L. Nalbandian, CEO	1	$69,615	$13,923	$83,538
Mark A. Zody, CFO	1	37,700	7,540	45,240
Percival B. Moser, III, COO	1	36,250	7,250	43,500
James R. Ridd, CCO	2	22,500	7,875	30,375
Adam L. Metz, CLO	2	21,000	7,350	28,350
* For purposes of the "TARGET" projection, individual performance awards achieved are considered to be granted at the highest maximum percentage allowable under the individual performance level for each NEO.

Projected Executive Incentive Plan Award Payouts at "THRESHOLD" Level of Achievement
Participant	Participant Category	Company Performance Award (Net Income)	Individual Performance Award*	Total Award at "THRESHOLD"

Gary L. Nalbandian, CEO	1	$34,808	$6,961	$41,769
Mark A. Zody, CFO	1	18,850	3,770	22,620
Percival B. Moser, III, COO	1	18,125	3,625	21,750
James R. Ridd, CCO	2	11,250	3,938	15,188
Adam L. Metz, CLO	2	10,500	3,675	14,175
* For purposes of the "THRESHOLD" projection, individual performance awards achieved are considered to be granted at the highest maximum percentage allowable under the individual performance level for each NEO.

At its regularly scheduled meeting in February 2014, the committee awarded cash bonuses to Metro's NEO's as shown in the table below based upon Metro recording after-tax net income of $17.3 million for 2013, which exceeded the "MAXIMUM" Level of Achievement. The awards were also based upon significant improvement in Metro's performance in 2013 over the previous three years as well as based upon each NEO's individual performance during 2013.

ACTUAL Executive Incentive Award Payments for 2013
Participant	Participant Category	2013 Cash Bonus Incentive Award

Gary L. Nalbandian, CEO	1	$93,980
Mark A. Zody, CFO	1	60,000
Percival B. Moser, III, COO	1	54,375
James R. Ridd, CCO	2	33,750
Adam L. Metz, CLO	2	35,000

Even though Metro's 2013 recorded after-tax net income of $17.3 million exceeded the "MAXIMUM" Level of Achievement and represented a 58% increase over the amount of net income recorded in 2012, the committee awarded actual incentive award payments to Metro's NEO's at amounts interpolated between the "TARGET" Level and "MAXIMUM" Level of Achievement. The committee's decision to pay bonus amounts between the two levels was based upon their desire to remain somewhat conservative regarding these payments during the first year phase-in of the new bonus incentive plan.

Option Awards

One focus of Metro's compensation program in the past has been the granting of stock options in order to align executive compensation with Metro's long-term performance and shareholder returns. Because the value of the equity compensation is dependent upon Metro's stock price, the Board believes the equity compensation program effectively aligns these interests. The equity compensation also furthers the objective of encouraging stock ownership by our executive officers. As discounted stock options, reload stock options or re-pricing of stock options would be counter to our objective of aligning the interests of executive officers with the long-terms interests of our shareholders, our stock option plan does not permit such grants. In furtherance of our philosophy of ensuring continuity of management and to encourage a long-term perspective, stock options vest over time and restricted stock grants will be restricted by performance measures and will vest over time.

The stock option program was also designed to recognize the executive's responsibilities, experience and performance. In determining stock option awards granted in February 2013 and February 2014, the committee considered the performance of each NEO and of Metro during the previous year, as well as, information and analysis provided by our compensation consultant and the expected performance of the NEO during the coming year. Such expected contribution is developed and expressed to the respective NEO's through Metro's performance review process and may be revised during the year as appropriate.

Because Metro expenses stock option grants in accordance with FASB ASC Topic 718, when determining the amount of stock options to grant, the committee considers the cost of the grant with its potential benefits as a compensation component.

In February 2013, upon ratification by the Board, the committee, awarded stock options to our NEO's based on Metro's 2012 performance as well as based upon each NEO's 2012 individual performance. The exercise price for all stock option grants is the fair market value which was the closing price of $16.53 per share of Metro common stock on the NASDAQ Global Select Market on the date of grant. Except for an occasional one-time grant of stock options that may be awarded to a new employee, the grant date of stock options awarded by Metro is usually the date that the Board ratifies the awards determined by the committee at its first quarter meeting, which is typically held in February of each year. Options granted in February 2014 were based upon Metro's significant financial performance in 2013 as well as the achievement of individual NEO goals. These options were valued at $7.55 per share of Metro common stock using a Black-Scholes option pricing model in accordance with FASB ASC Topic 718.

Restricted Stock

In 2010, Metro's shareholders approved an amendment to the 2006 Employee Stock Option Plan to add shares of restricted stock to the awards available for grant to key employees. The plan was amended and restated as the 2006 Employee Stock Option and Restricted Stock Plan. While the committee has the discretion to grant shares of restricted stock in addition to stock options to the NEO's under the amended and restated plan, the committee did not grant any restricted stock in 2013.

In evaluating Metro's compensation program in late 2012, the committee analyzed transitioning from only awarding stock options at the discretion of the Board using their business judgment to also providing restricted stock through an incentive plan using individual performance targets to promote a pay for performance aspect to Metro's compensation program. Metro has never previously awarded restricted stock to any of its NEO's. In 2014, the committee will consider including in Metro's compensation plan the granting of restricted stock based upon predetermined performance standards to enhance the objective of Metro's Compensation Program. The use of restricted stock in the incentive plan is intended to provide the executives with an incentive compensation opportunity in order to recognize the contribution that each makes to the overall performance of the organization. The purpose of the compensation structure is to motivate, reward and reinforce performance and achievement of corporate goals and individual performance in support of Metro's strategic objective for growth and profitability. The committee believes that including this component in the executives' respective compensation will provide a form of results-oriented variable compensation which is directly linked to overall performance. It will also provide for recognition of individual contribution to Metro's performance through a performance lever which adjusts an employee's award based upon individual performance.

Other Employee Benefits

Metro provides the NEO's with other employee benefits which are reflected in the Summary Compensation Table located on page 32 of this Proxy Statement under the heading, “All Other Compensation.” We believe these benefits are reasonable, competitive and consistent with both the external market and our overall compensation structure. The cost of these benefits is not material to each NEO's total compensation. These benefits are reviewed periodically and may change over time. Benefits include: life insurance premiums, long-term disability insurance premiums, long-term care insurance premiums, 401(k) matching contributions, personal use of a company car or automobile allowance and country club dues. We believe that such benefits are comparable to benefits offered to executive officers by other employers and a necessary component of Metro's compensation in order to attract and retain executive officers.

Metro offers a comprehensive benefits package for health, dental and vision insurance coverage to all full-time employees, including the NEO's, their spouses and dependent children. Metro pays a portion of the premiums for the coverage selected and the amount paid varies with each health, dental and vision plan. Except for the CEO, Metro does not provide post retirement health, dental or vision benefits to its NEO's or to any other employee. As negotiated in Mr. Nalbandian's employment agreement, he is to receive medical insurance coverage for himself and his dependents, if any, during his lifetime.

Metro offers a employee stock purchase plan to all of our employees in an effort to align the interests of Metro and our shareholders by encouraging our employees to acquire a stake in the future of Metro through the purchase of shares of our common stock. Our NEO's are eligible to participate in this plan on the same terms as all other employees.

Stock Ownership Guidelines

The committee believes that it is in the best interests of our shareholders for our NEO's and directors to own Metro's common stock. “Stock ownership” includes stock owned directly as well as stock option and restricted stock grants. While the committee has not established stock ownership guidelines or requirements, we encourage all executive officers and directors to own stock and have emphasized it as part of Metro's culture. Metro does not have a policy regarding hedging.

Employment Agreements with the Named Executive Officers

All NEO's are parties to employment agreements. The differences in the terms of the individual agreements, including payments upon a change of control or termination without cause, were based upon the individual's position, responsibilities, expertise, longevity, individual performance and negotiated terms. The CEO's employment agreement term is longer than the other NEO's and he enjoys certain negotiated benefits, such as a gross up provision and a payment upon death, which the other NEO's do not receive under their employment agreements. The terms of the employment agreements are discussed more fully in detail under Potential Payments upon Termination or Change in Control - Employment Agreements.

Effect of Shareholder Advisory Vote on Executive Compensation
Of the 13,507,759 shares that voted (this number excludes the 296,284 shares that abstained from voting and 1,766,550 broker non-votes) on the advisory vote on executive compensation at the 2013 Annual Meeting, approximately 73% of the shares approved of Metro's executive compensation policies and decisions. This vote is consistent with the 74% vote approval received at the 2012 Annual Meeting. We view this vote as an affirmation of Metro's compensation objectives. The committee and entire Board of Directors intend to continue careful review of the compensation programs and policies to assure that the compensation remains consistent with Metro's philosophy and objectives as stated above and reflective of Metro's financial performance.
Impact of Tax And Accounting Treatments
Our compensation decisions were not impacted by accounting treatments. Our stock option plans and SmartBuy Stock Purchase Program are designed to be tax qualified plans under the Internal Revenue Code of 1986, as amended (“Code”) and receive favorable tax treatment thereunder. Our executive compensation agreements are also designed to be compliant with Code Section 409A. Our employment agreements, with the exception of Mr. Nalbandian's, contain gross-down provisions wherein, if the amount of compensation to be paid under the agreement constitutes a parachute payment as defined under the Code, the payment will be reduced to an amount that would not constitute such a payment. No other compensation decisions were impacted by tax treatments.

Triggering Events in Contracts

The triggering events in the NEO's employment agreements are intended to align the interests of executives with those of Metro's shareholders. The agreements specifically delineate the scenarios under which the executive will receive payments and benefits in the event of a termination of employment and are more further detailed under Potential Payments Upon a Termination or Change in Control below. It is not uncommon in the banking industry for executives to be terminated after less than stellar performance and/or after mergers. As such, providing executives with employment agreements that provide payments and benefits after a termination without cause and after a change in control has become industry standard to provide economic stability to executives in the field. The committee believes that the level of payments and benefits provided in the agreements correspond with the executive's position and what is customary in our industry.
COMPENSATION COMMITTEE REPORT

The committee has reviewed and discussed with management the section of this Proxy Statement captioned “Compensation Discussion and Analysis.” Based on this review and discussion, the committee recommended to the Board of Directors that this section be included in the Annual Report on Form 10-K for the year ended December 31, 2013 and in this Proxy Statement.

COMPENSATION COMMITTEE
By:  James R. Adair, Chairman
Alan R. Hassman
Douglas S. Gelder
Michael A. Serluco

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Year 2013
The table below is a summary of certain information concerning the 2011, 2012 and 2013 compensation awarded or paid to, or earned by Metro's Chief Executive Officer, Chief Financial Officer and each of Metro's other three most highly compensated executive officers during 2013, collectively referred to as the “named executive officers”.

						Change in Pension Value &
Name and		Salary	Bonus	Stock Awards	Option Awards	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)[1]	($)[2]	($)	($)[3]	($)	($)[4]	($)

Gary L. Nalbandian	2013	$551,153	$93,980	—	$52,837	—	$18,195	$716,165
Chairman, President and	2012	551,519	50,000	—	306,425	—	18,240	926,184
Chief Executive Officer	2011	568,077	—	—	322,000	—	14,607	904,684
of Metro and the Bank

Mark A. Zody, CPA	2013	$298,477	$60,000	—	$37,741	—	$25,097	$421,315
Chief Financial Officer	2012	290,000	35,000	—	183,855	—	19,830	528,685
of Metro and the Bank	2011	279,769	—	—	193,200	—	22,512	495,481

Percival B. Moser, III[5]	2013	$275,192	$54,375	—	$37,741	—	$18,066	$385,374
Chief Operating Officer	2012	235,000	30,000	—	122,570	—	18,163	405,733
of Metro and the Bank	2011	149,135	—	—	20,510	—	7,264	176,909

James R. Ridd	2013	$225,000	$33,750	—	$9,813	—	$22,551	$291,114
Chief Credit Officer	2012	203,865	16,000	—	61,285	—	21,536	302,686
of Metro and the Bank	2011	188,384	—	—	32,200	—	22,364	242,948

Adam L. Metz	2013	$207,308	$35,000	—	$10,567	—	$27,869	$280,744
Chief Lending Officer	2012	199,682	18,000	—	45,964	—	24,220	287,866
of Metro and the Bank	2011	183,847	—	—	9,660	—	25,740	219,247

[1]	Amounts in this column represent W-2 base salary wages for each respective calendar year.

[2]	Bonus amounts shown for 2013 were paid in the first quarter of 2014 based upon performance for 2013.

3
This column shows for each of the years shown, the aggregate grant date fair value of the stock options granted to each of the named executive officers in accordance with FASB ASC Topic 718. The aggregate grant date fair value is the total amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule. These options will vest at a rate of 25% per year, beginning one year after the date of grant. Options granted in 2013 were valued at $7.55 per share. Metro used a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2013.

4
Includes for fiscal year 2013 (a) contributions by the Bank to the executive officer's 401(k) Retirement Savings Account in the amounts of $10,060 for Mr. Nalbandian, $10,227 for Mr. Zody, $7,462 for Mr. Moser, $8,939 for Mr. Ridd, and $8,843 for Mr. Metz; and (b) Long Term Care insurance premiums in the amounts of $1,951 for Mr. Nalbandian, $842 for Mr. Zody, $2,102 for Mr. Moser, $864 for Mr. Ridd, and $670 for Mr. Metz. Amounts in this column also include the personal use of a Bank provided automobile for Messrs. Nalbandian and Zody; car allowance paid to Messrs. Moser, Ridd, and Metz; amounts paid for country club dues for Messrs. Nalbandian, Ridd and Metz; and amounts paid for life insurance premiums and long-term disability premiums for Mr. Zody.

[5]	Mr. Moser joined Metro in May 2011. The figures for 2011 represent his compensation from that date through the end of 2011.

Employee Stock Option Plan

In 1996, Metro's shareholders approved the 1996 Employee Stock Option Plan (the “1996 Plan”) which provided for 1,254,738 shares of common stock (adjusted for all stock dividends and stock splits) for issuance under the 1996 Plan to officers and key employees of Metro and the Bank. Pursuant to the 1996 Plan, stock options were granted which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as incentive stock options as well as stock options that do not qualify as incentive stock options. The 1996 Plan expired on December 31, 2005 and no further options may be granted under the 1996 Plan. As of March 31, 2014, options to purchase 52,405 shares of Metro's common stock (as adjusted for all stock dividends and stock splits) were outstanding under the 1996 Plan.

In 2005, the Board of Directors adopted and Metro's shareholders approved the adoption of the 2006 Employee Stock Option Plan (the “2006 Plan”) for the officers and employees of Metro and the Bank. The 2006 Plan commenced January 1, 2006 and replaced the 1996 Plan. We initially reserved 500,000 shares of common stock and in 2008, the shareholders authorized an additional 500,000 shares for issuance under the 2006 Plan. In 2010, the shareholders approved an amendment and restatement of the 2006 Plan to add restricted stock to the securities that may be awarded under the plan. The 2006 Plan will expire December 31, 2015. The purpose of the 2006 Plan is to provide additional incentive to officers and employees of Metro and the Bank by encouraging them to invest in Metro's common stock and thereby acquire a proprietary interest in Metro and an increased personal interest in Metro's continued success and progress. As of March 31, 2014, no shares of restricted stock had been granted and options to purchase 893,482 shares of Metro's common stock were outstanding under the 2006 Plan.

The 1996 Plan and the 2006 Plan are collectively referred to as the “Employee Plans”.

The Employee Plans are administered by the Compensation Committee, which is appointed by the Board of Directors and consists only of independent directors who are not eligible to receive awards under the Employee Plans. The Compensation Committee determines, among other things, which officers and employees receive options or restricted stock, the type of options (qualified stock options, non-qualified stock options, or a combination of the two types) to be granted, the number of shares of restricted stock to be granted or subject to each option grant, the conditions to be placed on the shares of restricted stock which must be met before such shares are fully transferable, the rate of option exercisability and, subject to certain other provisions discussed below, the exercise price per option and duration of the options. Qualified stock options first exercisable by an employee in any one year under the Employee Plans may not exceed $100,000 in value (determined at the time of grant).

In the event of any change in the capitalization of Metro, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plans will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. The option exercise price for options issued must be at least equal to 100% of the fair market value of Metro's common stock as of the date the option is granted. Options granted pursuant to the Employee Plans are not exercisable until one year after the date of grant and then are exercisable evenly over four years from the date of grant. The Employee Plans provide that the Board or the Compensation Committee may establish different or additional terms regarding the exercise of any option. Except as otherwise authorized by the Compensation Committee with respect to non-qualified stock options only, options are not transferable, except by will or the laws of descent and distribution in the event of death. Under the Employee Plans, unless terminated earlier by the option's terms, both incentive stock options and non-qualified stock options expire ten years after the date they are granted. Options terminate three months after the date on which employment is terminated, other than by reason of death or disability. The option terminates three years from the date of termination due to death and one year from the date of termination due to disability (but not later than the scheduled termination date). During an optionee's lifetime, the option is exercisable only by the optionee including, for this purpose, the optionee's legal guardian or custodian in the event of disability.

During 2013, Metro granted stock options to purchase an aggregate of 86,571 shares of Metro's common stock at an average exercise price of $16.55 per share under the Metro 2006 Employee Stock Option and Restricted Stock Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

The following table shows the stock options granted to the named executive officers in 2013.

Name	Grant Date	Number of Securities Underlying Options[1]	Exercise or Base Price of Option Awards[2]	Grant Date Fair Value of Stock and Option Awards[3]

Gary L. Nalbandian, CEO	2/22/2013	7,000	$16.53	$52,850

Mark A. Zody, CFO	2/22/2013	5,000	16.53	37,750

Percival B. Moser, III, COO	2/22/2013	5,000	16.53	37,750

James R. Ridd, CCO	2/22/2013	1,300	16.53	9,815

Adam L. Metz, CLO	2/22/2013	1,400	16.53	10,570

[1]
This column shows the number of stock options granted in 2013 to each named executive officer. These options are not exercisable until one year after the date of grant and then vest evenly over a four-year period; 25% of these options vested on February 22, 2014. Continuation of employment is the only vesting condition.

[2]	This column shows the exercise price for the options granted in 2013 to each named executive officer. This was the closing market price on the applicable date of grant of these options.

[3]
This column shows the full grant date fair value under FASB ASC Topic 718, of the stock options granted to each of the named executive officers in 2013. The full grant date fair value is the total amount Metro will recognize for financial statement reporting purposes over the award's vesting schedule. These options will vest at a rate of 25% per year, beginning one year after the date of grant. Options granted in 2013 were valued at $7.55 per share for all 2013 grants. Metro used a Black-Scholes option pricing model in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 14 to Metro's Notes to Consolidated Financial Statements included in Metro's annual report on Form 10-K for the year ended December 31, 2013.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

The table on the following page sets forth certain information as of December 31, 2013 regarding the number of vested and unvested stock option awards for each named executive officer, as adjusted for all stock splits and stock dividends through December 31, 2013. Each grant is shown separately for each NEO.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable[1]	Option Exercise Price[2]	Option Expiration Date
Gary L. Nalbandian	2/20/2004	30,000		$25.38	2/20/2014
	2/18/2005	22,500		33.50	2/18/2015
	2/17/2006	28,000		31.25	2/17/2016
	2/16/2007	32,500		28.51	2/16/2017
	2/22/2008	32,000		27.00	2/22/2018
	2/20/2009	32,000		16.17	2/20/2019
	2/19/2010	24,000	8,000	12.28	2/19/2020
	2/18/2011	25,000	25,000	12.05	2/18/2021
	3/27/2012	12,500	37,500	11.77	3/27/2022
	2/22/2013		7,000	16.53	2/22/2023

Mark A. Zody	2/20/2004	8,500		$25.38	2/20/2014
	2/18/2005	5,250		33.50	2/18/2015
	2/17/2006	10,000		31.25	2/17/2016
	2/16/2007	11,000		28.51	2/16/2017
	2/22/2008	11,000		27.00	2/22/2018
	2/20/2009	12,000		16.17	2/20/2019
	2/19/2010	10,500	3,500	12.28	2/19/2020
	2/18/2011	15,000	15,000	12.05	2/18/2021
	3/27/2012	7,500	22,500	11.77	3/27/2022
	2/22/2013		5,000	16.53	2/22/2023

Percival B. Moser, III	6/29/2011	1,750	1,750	$11.11	6/29/2021
	3/27/2012	5,000	15,000	11.77	3/27/2022
	2/22/2013		5,000	16.53	2/22/2023

James R. Ridd	2/20/2004	5,000		$25.38	2/20/2014
	2/18/2005	3,000		33.50	2/18/2015
	2/17/2006	3,500		31.25	2/17/2016
	2/16/2007	3,500		28.51	2/16/2017
	2/22/2008	3,500		27.00	2/22/2018
	2/20/2009	3,500		16.17	2/20/2019
	2/19/2010	1,875	625	12.28	2/19/2020
	2/18/2011	2,500	2,500	12.05	2/18/2021
	3/27/2012	2,500	7,500	11.77	3/27/2022
	2/22/2013		1,300	16.53	2/22/2023

Adam L. Metz	2/20/2004	500		$25.38	2/20/2014
	2/18/2005	750		33.50	2/18/2015
	2/17/2006	1,500		31.25	2/17/2016
	2/16/2007	1,500		28.51	2/16/2017
	2/22/2008	2,000		27.00	2/22/2018
	2/19/2010	2,250	750	12.28	2/19/2020
	2/18/2011	750	750	12.05	2/18/2021
	3/27/2012	1,875	5,625	11.77	3/27/2022
	2/22/2013		1,400	16.53	2/22/2023

[1]
These options vest at a rate of 25% of the total grant per year, beginning one year after the grant date. Accordingly, options granted in 2010, 2011, 2012 and 2013 will be fully vested in 2014, 2015, 2016 and 2017 respectively.

[2]	This was the closing market price (adjusted for stock splits and dividends) of Metro's common stock on the date of grant of these options.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized On Exercise

Gary L. Nalbandian, CEO	—	—

Mark A. Zody, CFO	—	—

Percival B. Moser, III, COO	—	—

James R. Ridd, CCO	—	—

Adam L. Metz, CLO	1,750	$10,955

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Stock Options

Except in the event of his termination of employment due to misconduct, each named executive officer would be entitled to exercise all vested unexercised stock options as shown in the Outstanding Equity Awards table upon termination of employment. In the event of termination due to misconduct, as determined in the reasonable judgment of the Board of Metro, all stock options granted shall be forfeited and rendered unexercisable. Except for Mr. Nalbandian, whose employment agreement provides for accelerated vesting in the event of his termination by Metro “without cause” or by him for “good reason,” the named executive officers would not have been entitled to exercise any options that were not vested on December 31, 2013, if for any reason (other than in connection with a change in control of Metro) their employment had been terminated on this date.

The 2006 Plan, as amended in 2010, provides for accelerated vesting of options in the event of a change in control of Metro.  Consequently, if a change in control of Metro had occurred on December 31, 2013, each of the named executive officers would have been entitled to exercise all of the unexercised stock options listed in the Outstanding Equity Awards table.

Employment Agreements

Messrs. Nalbandian, Zody, Moser, Ridd, and Metz have individual employment agreements which provide benefits in the event of their respective termination of employment under various circumstances. Under any of the circumstances discussed herein, each named executive officer would be entitled to receive payment of salary (based on the salary in effect at the time of termination) and any other compensation due for services rendered through the date of termination of employment. Depending on the executive's employment agreement, additional benefits may be payable in the event of the executive's termination: (1) due to disability or death; (2) by Metro “without cause;” (3) by the named executive officer for “good reason;” or (4) upon a “change in control” of Metro as explained in further detail below.

The term of Mr. Nalbandian's agreement is three years and the term of each of the other named executive officers' respective agreement is two years. Under each agreement, the term is automatically renewed at each anniversary date (unless prior to the anniversary date either the executive or Metro gives notice that it will not renew the agreement) such that the executives at all times have a three-year (in the case of Mr. Nalbandian) or two-year employment agreement (in the case of the other named executive officers). Messrs. Zody's and Moser's agreements renew automatically for two years from the date of a change in control.

Termination Due to Disability or Death

Disability

Mr. Nalbandian would be permanently disabled under his employment agreement if he is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Each executive would be entitled to disability leave benefits under his respective agreement if he is unable to perform the duties and services of his position because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months. Disability leave is for a period extending until the first to occur of (1) the expiration of the executive's employment agreement or (2) the executive's recovery from disability, but in no event longer than 29 months. During the period of disability leave, the executives, other than Mr. Nalbandian, are entitled to 70% of their annual base salary at the time they are placed on disability leave, paid in monthly increment minus any amounts they may receive from disability insurance. Mr. Nalbandian is entitled to 70% of his compensation at the time he is placed on disability leave. “Compensation” is defined in Mr. Nalbandian's agreement as the sum of his highest annual rate of base salary and highest cash bonus during the most recent 24 months. In the event Mr. Nalbandian becomes permanently disabled during the term of his agreement, he will be compensated for the balance of the term of his agreement at the rate of 70% of his compensation.

Death

Had the named executive officers' employment terminated due to death on December 31, 2013, Metro would have paid to the estate or personal representative of each of the named executives the executive's base salary as of December 31, 2013 for the balance of the week of his death. In addition, Mr. Nalbandian's personal representative or estate would have been paid an amount equal to three times the sum of his highest annual rate of base salary and highest cash bonus paid to him during the most recent 24 months.

Involuntary Termination Without Cause

A termination “without cause” is defined generally under the employment agreements as termination of the employment of an executive by Metro other than termination due to its failure to renew the agreement at the anniversary date and termination other than for “cause.” If a named executive officer is terminated for “cause,” the executive would not be entitled to any additional payments or benefits.

“Cause” means that the executive:

(a)
is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; (b) willfully violates any of the terms or provisions of his employment agreement such as willfully failing to perform his duties under the agreement or to follow the instructions of the Board after receipt of written notice of such instructions (except in the event the executive is incapacitated due to illness or disability); or (c) engages in any conduct materially harmful to Metro's business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within 30 days subsequent to receiving written notice from the Board advising the executive of same (which conduct shall be specifically set forth in such notice).

If Mr. Nalbandian is terminated without cause, he would receive a payment of three times his Compensation (as defined in his employment agreement). Messrs. Zody, Moser, Ridd and Metz will receive the amount due under the remaining term of their agreement. Mr. Nalbandian will receive medical insurance for life and disability, hospitalization and life insurance benefits for three years; whereas, Messrs. Zody, Moser, Ridd and Metz will receive medical, disability, hospitalization and life insurance benefits for one year.

Termination for “Good Reason”

Under the employment agreements of the named executive officers' other than Messrs. Nalbandian and Metz, "good reason" means:

(a) Without the executive's consent:

(1) the nature and scope of the executive's authority, responsibilities or duties are materially reduced;

(2) the duties and responsibilities assigned to the executive are materially inconsistent with those existing on the date of his employment agreement, resulting in a diminution of authority, duties or responsibilities;

(3) the salary and fringe benefits provided the executive are materially reduced;

(4) the executive's position or title is reduced, resulting in a material reduction in the executive's authority, duties or responsibilities; or

(5) there's a material change in the geographic location at which the executive must perform services, resulting in a relocation or transfer of Metro's principal executive offices to a location more than a certain number of miles from the executive's principal residence on the date of the employment agreement.

(b) A material breach of the employment agreement by Metro; or

(c) A failure or refusal of any successor to Metro to assume all duties and obligations of Metro under the agreement.

Under Mr. Nalbandian's agreement, a “good reason” termination means (a) the occurrence of both a “change in control” of Metro (as defined in the agreement) and the occurrence within 3 years after such change in control of one of the events described above in subparagraph's (a)(1) through (5) as “good reason” for the other named executives; (b) a material breach by Metro of his employment agreement; or (c) a failure or refusal of any successor to Metro to assume all duties and obligations of Metro under the employment agreement. In the event of a “good reason” for him to terminate his employment, Mr. Nalbandian would be obligated to follow the notice procedure outlined above in order to receive additional compensation set forth in the table below under “Potential Payments”.

Under Mr. Metz's agreement, “good reason” is defined as:

(a) the salary and fringe benefits provided the executive are materially reduced;

(b) there's a material change in the geographic location at which the executive must perform services, resulting in a relocation or transfer of Metro's principal executive offices to a location more than a certain number of miles from the executive's principal residence on the date of the employment agreement.

(c) A material breach of the employment agreement by Metro; or

(d) A failure or refusal of any successor to Metro to assume all duties and obligations of Metro under the agreement.

If “good reason” exists for an executive to terminate his employment, he must give notice to Metro of the existence of the condition(s) constituting “good reason” within 90 days of the initial existence of the condition(s). Upon such notice, Metro has a period of 30 days during which it may remedy the condition(s). If Metro fails to remedy the condition(s) during this 30-day period, the executive must terminate his service to Metro within 90 days following the expiration of the 30-day period that Metro had within which to remedy the condition(s) constituting “good reason.” If the executive does not terminate his employment during this 90-day period, his subsequent termination will not be treated as a termination pursuant to a “good reason” and the executive shall have no right to the payments.

If Mr. Nalbandian terminates his employment for good reason, he would receive a payment of three times his Compensation (as defined in his employment agreement). Messrs. Zody, Moser, Ridd and Metz will receive the amount due under the remaining term of their agreement. Mr. Nalbandian will receive medical insurance for life and disability, hospitalization and life insurance benefits for three years; whereas, Messrs. Zody, Moser, Ridd and Metz will receive medical, disability, hospitalization and life insurance benefits for one year.

Termination Following a “Change in Control”

For the named executives other than Mr. Nalbandian, a “change in control” of Metro means:

(a) any person or group acquires ownership of stock of Metro that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Metro;

(b) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock possessing 30 percent or more of the total voting power of the stock of Metro;

(c) a majority of members of Metro's Board of Directors is replaced during any 24-month period by directors whose appointment or election is not approved by a majority of the members of Metro's Board before the date of the appointment or election of any of the “replacement” directors; or

(d) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from Metro that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Metro immediately before such acquisition(s).

For purposes of the above provisions, “group” is defined or determined pursuant to Treasury Regulation §1.409A-3 paragraph (i)(5)(v)(B).

Under Mr. Nalbandian's employment agreement, a “change in control” means a change in control of Metro of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act. However, such a change in control would be deemed to occur conclusively if any of the following events occurred without Mr. Nalbandian's prior written consent:

(a) Within any period of 2 consecutive years during the term of his employment agreement, there is a change in at least a majority of the members of the Board or the addition of five or more new members to the Board, unless such change or addition occurs with the affirmative vote in writing of the executive in his capacity as a director or a shareholder; or

(b) A person or group acting in concert as described in Section 13(d)(2) of the Securities Exchange Act holds or acquires beneficial ownership of a number of common shares of Metro which constitutes either:

(1) more than 50% percent of the shares which voted in the election of directors of Metro at the shareholders' meeting immediately preceding such determination; or

(2) more than 30% percent of Metro's outstanding common shares (unexercised warrants or options or unconverted nonvoting securities shall count as constituting beneficial ownership of the common shares into which the warrants or options are exercisable or the nonvoting convertible securities are convertible, notwithstanding anything to the contrary contained in Rule 13d-3 of the Exchange Act).

If change in control occurs and Mr. Nalbandian terminates his employment for good reason, then he shall be entitled to a payment equal to three times his Compensation (as defined in his employment agreement) and medical insurance for life and disability, hospitalization and life insurance benefits for three years. Upon a termination of employment after a change in control, Messrs. Ridd and Metz will receive a payment of two times their average annual base salary (as defined in the agreement) and will receive medical, disability, hospitalization and life insurance benefits for one year.

Upon a change in control, Messrs. Zody and Moser will receive a payment equal to two times their respective current base salary and any bonus or incentive payments paid within the previous twenty-four (24) months.  Messrs. Zody and Moser will only receive change in control payments in two equal installments each on an anniversary date of the change in control provided that they did not voluntarily terminate their employment or are terminated for cause.
Confidentiality, Non-Disparagement and Non-Compete Provisions

Each executive's employment agreement contains provisions which prohibit the executive from (1) divulging confidential information about Metro, (2) disparaging Metro or the interests of Metro; and (3) except with the express prior written consent of Metro, competing with Metro or the Bank within any geographic area in which Metro and its subsidiaries are conducting business. To “compete” means that the executive is acting in any capacity, such as an owner, partner, shareholder (but he may own less than 5% of the outstanding voting stock of a publicly traded company), consultant, agent, employee, officer or director, in the commercial banking business.

The provisions against divulging confidential information and disparagement continue indefinitely. The non-compete provisions are applicable on the commencement date of each employment agreement and for each named executive officer except Mr. Nalbandian, end on one of the following periods, depending on the reason for the termination:

(a) If Metro fails to renew the agreement for an additional term such that the agreement would expire at the end of the then current term, on the effective date of the termination of the agreement.
(b) If the executive voluntarily terminates his employment, one year following the effective date of termination of the agreement; or
(c) If the agreement is terminated by Metro without cause or by the executive for “good reason” or following a change in control, six months following the effective date of termination of the agreement, except that if Metro is prohibited by its or the Bank's governmental regulatory agency from paying the executive the severance pay as provided in his employment agreement, then the non-compete provisions expire on the effective date of termination of the employment agreement.

Regardless of the reason for the termination of Mr. Nalbandian's employment, the non-compete provisions in his agreement continue for a period of 18 months following termination of his employment.

Mr. Nalbandian Must Execute a General Release and Non-Disparagement Agreement

Receipt of severance payments or benefits by Mr. Nalbandian in the event his employment is terminated without cause or for good reason is conditioned upon Mr. Nalbandian's execution and delivery to Metro of an effective general release and non-disparagement agreement. Any such payments or benefits are to be paid within ninety days following termination of employment if Mr. Nalbandian has delivered the release and non-disparagement agreement and the statutory period during which he is entitled to revoke the general release and non-disparagement agreement has expired.

Potential Payments

The following table shows the estimated benefits payable to the named executive officers as of December 31, 2013. These estimated amounts have been calculated as if employment was terminated on December 31, 2013.

	Voluntary Termination	Death	Disability (2)	Change In Control (4)	Termination Without Cause or Good Reason
Gary L. Nalbandian Cash under Employment Agreement	$0	$1,967,694	$33,969	$1,952,700	$1,967,694
Benefits under Employment Agreement	$0	$0	(3)	(1)	(1)
Stock Options[5]	$753,446	$753,446	$753,446	$1,466,230	$1,466,230
Mark A. Zody Cash under Employment Agreement	$0	$8,346	$18,083	$620,000	$447,513
Benefits under Employment Agreement	$0	$0	(3)	(1)	(1)
Stock Options[5]	$377,285	$377,285	$377,285	$796,930	$377,285
Percival B. Moser III Cash under Employment Agreement	$0	$7,808	$16,917	$580,000	$418,641
Benefits under Employment Agreement	$0	$0	(3)	(1)	(1)
Stock Options[5]	$67,101	$67,101	$67,101	$256,952	$67,101
James R. Ridd Cash under Employment Agreement	$0	$6,058	$13,125	$450,000	$410,121
Benefits under Employment Agreement	$0	$0	(3)	(1)	(1)
Stock Options[5]	$84,308	$84,308	$84,308	$193,608	$84,308
Adam L. Metz Cash under Employment Agreement	$0	$5,654	$12,250	$410,000	$365,629
Benefits under Employment Agreement	$0	$0	(3)	(1)	(1)
Stock Options[5]	$46,271	$46,271	$46,271	$122,304	$46,271

1     Each executive will be entitled to continue to participate in Metro's medical, disability, hospitalization and life insurance programs (three years for Mr. Nalbandian and one year for the others). All of these programs are generally available to Metro's salaried employees. Should the executive accept subsequent employment during the applicable period following the date of termination, then any such benefits will be offset by coverage provided through the executive's subsequent employer. In addition, under the agreement, Metro will provide Mr. Nalbandian and his dependents, if any, with medical insurance coverage for life. If such coverage is not possible under the Metro medical plan, Metro shall reimburse him for the cost of such coverage.

2     Calculated per month.

3     The executive continues to maintain his benefits as any other employee.

4     Only Mr. Nalbandian receives a gross up. All other named executive officers receive gross downs.

5    Represents the difference between the current market price per share of Metro common stock as of
December 31, 2013 and the exercisable price per share for all "in the money" stock options as of the close of business on December 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information about Metro's Equity Compensation plans as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options,warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)[1]

Equity compensation
plans approved by
security holders	1,266,338	$19.17	226,899

Equity compensation
plans not approved
by security holders	N/A	N/A	N/A

TOTAL	1,266,338	$19.17	226,899

[1]	Includes total shares available for employees through the 2006 Employee Stock Option and Restricted Stock Plan and also shares available for directors through the 2011 Directors Stock Option Plan.

PROPOSAL NO. 2

SAY-ON-PAY PROPOSAL

We have described the compensation of our named executive officers pursuant to the requirements of the SEC as set forth in Item 402 of Regulation S-K. These requirements include the discussion labeled “Compensation Discussion and Analysis” which appears on page 21 of this Proxy Statement, the compensation tables beginning on pages 32 and any other narrative discussion of executive compensation in this Proxy Statement.

As required by the Dodd-Frank Act and the SEC, we are asking that you cast an advisory, non-binding vote on the compensation of our named executive officers. Accordingly, your vote will not be binding on our Board of Directors or Compensation Committee and will not overrule any compensation decision of our Board or Compensation Committee. In addition, your vote will not create or imply any additional fiduciary or other duty upon our Board. While your vote will not change the compensation already awarded to our named executive officers, it may have an affect on future compensation awarded to our named executive officers. The Compensation Committee and the Board may consider the outcome of our shareholder vote when deliberating future executive compensation arrangements.

In 2013, our shareholders approved, in an advisory capacity, the compensation awarded to our named executive officers. Our shareholders voted in 2011 in favor of an annual advisory vote to approve the compensation of our named executive officers. Our Board of Directors adopted this non-binding vote. Therefore, each year (until the next required vote on the frequency of this compensation proposal in 2017) we will include in our Proxy Statement a proposal to approve the compensation of our named executive officers.

Our Board of Directors believes that the compensation described in this Proxy Statement for the named executive officers is fair and reasonable and consistent with our overall compensation philosophy and objectives. We are asking that you vote “FOR” the resolution below which was approved by our Board of Directors. Approval of this proposal requires the affirmative vote of a majority of the common stock present in person or by proxy and having voting power at the Annual Meeting.

RESOLVED, that the compensation paid to Metro's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS METRO'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014

The Audit Committee has appointed BDO USA, LLP ("BDO") to serve as Metro's independent registered public accounting firm for the year ending December 31, 2014. Shareholders are being asked to ratify this appointment. Although action by the shareholders on this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification of the appointment of the independent registered public accounting firm to provide a forum for shareholders to express their views with regard to the Audit Committee's appointment. If the shareholders do not ratify the appointment of BDO, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. Representatives of BDO are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote "FOR" the ratification of the selection of BDO USA, LLP to serve as Metro's independent registered public accounting firm for the year ending December 31, 2014.

CHANGE IN METRO'S CERTIFYING ACCOUNTANT

On July 10, 2013, Metro Bancorp, Inc. (“Metro”), after review and recommendation of the Company's Audit Committee, appointed BDO USA, LLP (“BDO”) as Metro's new independent registered public accounting firm for and with respect to the year ended December 31, 2013, and dismissed ParenteBeard LLC (“ParenteBeard”) from that role. This action was subsequently ratified by Metro's Board of Directors on July 19, 2013. On June 27, 2013, BDO, a professional services firm, publicly announced the expansion of its financial institutions practice through the addition of twelve partners and as many as 97 employees formerly employed by the banking practice of ParenteBeard.

The reports of ParenteBeard on Metro's financial statements as of and for the years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During Metro's two most recent fiscal years and the subsequent interim period preceding ParenteBeard's dismissal, there were: (i) no disagreements with ParenteBeard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ParenteBeard, would have caused it to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements of Metro; and (ii) no “reportable events” (as such term is defined in Item 304(a)

(1)(v) of Regulation S-K).

Metro provided ParenteBeard with a copy of the above disclosures prior to filing a current report on Form 8-K with the U.S. Securities and Exchange Commission (“SEC”) and requested ParenteBeard to furnish to Metro a letter addressed to the SEC stating that it agrees with the statements made above. A copy of ParenteBeard's letter dated July 11, 2013 was attached as Exhibit 16.1 to the Form 8-K.

During Metro's two most recently completed fiscal years and through the date of Metro's engagement of BDO, Metro did not consult with BDO regarding (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Metro's consolidated financial statements, and no written or oral advice was provided by BDO that was an important factor considered by Metro in reaching a decision as to accounting, auditing or financial reporting issues, or (ii) any matter that was either the subject of a disagreement or event, as set forth in Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") met with management on March 7, 2014 to review and discuss Metro's 2013 audited consolidated financial statements. The Committee also met with BDO USA, LLP, ("BDO") Metro's independent registered public accounting firm and received from and discussed the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, (Communications with Audit Committees). The Committee received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence and also discussed with BDO its independence. Based on the review and these discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Metro's Annual Report on Form 10-K for the year ended December 31, 2013.

The Sarbanes Oxley Act of 2002 and the auditor independence rules of the SEC require all public accounting firms who audit public companies to obtain authority from their respective audit committees in order to provide professional services without impairing independence. Metro's Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The Committee also meets with Metro's independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit, to review the results of the auditors' work. During the course of the year, the chairman of the Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and Metro's independent auditors update the Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2013, before BDO performed any services for Metro, the Committee was informed that such services were necessary and was advised of the estimated costs of such services. The Committee then decided whether to approve BDO's performance of the services. In 2013, all services performed by BDO were approved in advance pursuant to these procedures. The Committee determined that the performance by BDO of tax services was compatible with maintaining that firm's independence.

Fees Billed by Independent Public Accountants

Aggregate fees for professional services provided by BDO for 2013 and ParenteBeard LLC for 2012 were as follows for the last two fiscal years:

	2013	2012
Audit Fees[1]	$215,090	$223,236
Audit-Related Fees[2]	15,906	25,385
Tax Fees[3]	11,118	18,039
All Other Fees	—	—

	$242,114	$266,660

[1]
Includes professional services rendered for the audit of Metro's annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

[2]
Assurance and related services related to the performance of the audit of the employee retirement savings plan, including Form 11-K for 2012. For 2012, includes services related to the performance of agreed upon procedures related to student loans for both 2011 and 2010.

[3]	Tax fees include the preparation of state and federal tax returns and assistance with tax questions and research.

The above fees were approved in accordance with the Audit Committee's policy. The de minimus exception (as defined in Rule 202 of the Sarbanes-Oxley Act) was not applied to any of the 2013 or 2012 total fees.

By: John J. Cardello, CPA, Chairman
Douglas S. Gelder
J. Rodney Messick
Samir J. Srouji, M.D.

OTHER BUSINESS

At the date of mailing of this Proxy Statement, we are not aware of any business to be presented at the Annual Meeting other than the proposals presented in this Proxy Statement by the Board of Directors. If other proposals are properly brought before the meeting, any signed proxies returned to us will be voted as the proxy holders see fit.

Shareholder Proposals for the 2015 Annual Meeting of Shareholders

Under Metro's Bylaws, no shareholder proposal may be brought before an Annual Meeting of Shareholders unless the proposal is specified in the notice of the meeting or is otherwise brought before the meeting by the Board of Directors or by a shareholder entitled to vote who has delivered notice to Metro (containing information specified in the Bylaws). These requirements are separate from and in addition to the SEC's requirements set forth in Rule 14a-8 that a shareholder must meet in order to have a shareholder proposal included in Metro's Proxy Statement. A shareholder wishing to submit a proposal for consideration at the 2015 Annual Meeting of Shareholders, either under SEC Rule 14a-8, or otherwise, should do so no later than December 25, 2014.

If the Corporate Secretary of Metro receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date and such proposal is not excludable under SEC Rule 14a-8, the proposal will be included in Metro's Proxy Statement and proxy card. Metro will include in its Proxy Statement the nature of such proposal and how Metro believes shareholders should vote on such proposal. If the proposal is properly presented at the 2015 Annual Meeting of Shareholders, the proxies appointed by Metro will vote on such proposal as directed by the shareholders. If a proxy card is returned with no direction as to how the proxy holders should vote, the proxies appointed by Metro may exercise discretionary authority in voting on such proposal.

The presiding officer of the meeting may refuse to permit any proposal to be made at an Annual Meeting by a shareholder who has not complied with all of the governing Bylaw procedures, including receipt of the required notice by the Corporate Secretary for Metro by the date specified. If a shareholder proposal is received by Metro after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2015 Annual Meeting of Shareholders, the proxies appointed by Metro may exercise discretionary authority when voting on such proposal.

If the date of our next Annual Meeting is advanced or delayed by more than 30 days from May 22, 2015, we will promptly inform you of the change of the Annual Meeting date and the date by which shareholder proposals must be received.

ANNUAL REPORT

Metro sends only one annual report to shareholders sharing the same address. We will promptly deliver a separate copy of the annual report to a security holder at a shared address to which we sent a single copy, upon our receipt of a written request sent to the address below. If you wish to receive a separate copy of the annual report in the future, please notify Metro at the phone number or address below. You can also request that we send only a single copy of the Proxy Statement to security holders at a shared address, by sending written notice to the address below.

Additionally, you can obtain an electronic copy of Metro's Annual Report on Form 10‑K for the year ended December 31, 2013 by visiting our website at www.mymetrobank.com or you may obtain a hard copy at no charge by writing to:

Sherry Richart, Investor Relations
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA 17111
1-888-937-0004

RETURN OF PROXY

You should sign, date and return the enclosed proxy card, vote via the internet or using the toll-free phone number provided as soon as possible whether or not you plan to attend the meeting in person. If you do attend the meeting and desire to vote in person, you may then withdraw your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Peter J. Ressler
Corporate Secretary

Harrisburg, Pennsylvania
April 24, 2014

PROXY CARD

METRO BANCORP, INC.
3801 Paxton Street
Harrisburg, PA  17111
Telephone:  (888) 937-0004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF METRO BANCORP, INC.

The undersigned hereby appoints J. Rodney Messick and Michael A. Serluco as Proxies, each with the power to appoint his substitute, and authorizes them to represent and vote, as designated below, all the shares of common stock of Metro Bancorp, Inc. held of record by the undersigned on March 31, 2014 at the Annual Meeting of Shareholders to be held on May 22, 2014.

1.         ELECTION OF DIRECTORS:

For all Nominees Listed Below ________	Withhold Authority_________
(except as indicated below)

Gary L. Nalbandian, James R. Adair, John J. Cardello, CPA, Douglas S. Gelder, Alan R. Hassman, J. Rodney Messick, Howell C. Mette, Esq., Michael A. Serluco, Samir J. Srouji, M.D.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space immediately below.

2.       ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT

FOR_____ AGAINST_____ ABSTAIN_____

3.        RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014

FOR_____ AGAINST_____ ABSTAIN_____

4.       OTHER BUSINESS:

Take action on other business, which may properly come before the meeting.

FOR_____ AGAINST_____ ABSTAIN_____

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION OR DIRECTION IS MADE, THEY WILL BE VOTED “FOR” THE ELECTION OF THE NINE NOMINEE DIRECTORS, “FOR” THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, “FOR” RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS INDPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014, AND “FOR” ANY OTHER BUSINESS IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.  THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE.

Dated this day of , 2014.	(SEAL)
Signature
(SEAL)
Signature

When shares are held by joint tenants, both should sign.  If signing as attorney, executor, administrator, trustee, guardian, custodian, corporate official or in any other fiduciary or representative capacity, please give your full title as such.

Please sign your name exactly as it appears on this proxy, and mark, date and return this proxy as soon as possible in the enclosed envelope.  No postage is necessary if mailed in the United States in the enclosed self-addressed envelope.